Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

OCTOBER 31, 2022

by and among

ATLAS CORP.,

POSEIDON ACQUISITION CORP.

and

POSEIDON MERGER SUB, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of October 31, 2022, by and among Atlas Corp., a Marshall Islands corporation (the “Company”), Poseidon Acquisition Corp., a Marshall Islands corporation (“Parent”), and Poseidon Merger Sub, Inc., a Marshall Islands corporation and a wholly owned Subsidiary (as defined herein) of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a wholly-owned (other than with respect to the Designated Company Preferred Shares (as defined herein)) Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Board of Directors”) has established a special committee (the “Special Committee”), consisting solely of members of the Board of Directors that are disinterested and independent of Parent, Merger Sub, the Specified Shareholders (as defined herein) and their respective Affiliates (as defined herein) to, among other things, negotiate the terms of this Agreement and the transactions contemplated hereby, including the Merger, and to make a recommendation to the Board of Directors as to whether the Company should enter into this Agreement;

WHEREAS, the Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the holders of common shares, par value $0.01 per share, of the Company (the “Company Common Shares”) (other than Parent, Merger Sub, the Members (as defined herein), any Officers or Directors (as defined herein) of the Company, any Rollover Persons (as defined herein), or any of their respective Affiliates, or their respective “associates” or members of their “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the 1934 Act (as defined herein))) (the “Unaffiliated Shareholders”), and (B) recommended that the Board of Directors (i) determine that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of, the Unaffiliated Shareholders, (ii) declare this Agreement and the transactions contemplated hereby, including the Merger, advisable, (iii) authorize and approve this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) recommend that the Company shareholders vote to approve and adopt this Agreement in accordance with the MIBCA (as defined herein);

WHEREAS, the Board of Directors, acting in accordance with the unanimous recommendation of the Special Committee, has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Unaffiliated Shareholders, (ii) declared this Agreement and the transactions contemplated hereby, including the Merger, advisable, (iii) authorized and approved this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) directed that this Agreement be submitted to the Company’s shareholders for approval, and notice and a copy of this Agreement shall be given to all shareholders of record whether or not entitled to vote, and (v) recommended that the Company’s shareholders vote to approve and adopt this Agreement in accordance with the MIBCA;

WHEREAS, (i) the boards of directors of Parent and Merger Sub have unanimously adopted resolutions authorizing, approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the board of directors of Merger Sub has unanimously determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the sole shareholder of Merger Sub, and (iii) the board of directors of Merger Sub has directed that this Agreement be submitted to Merger Sub’s sole shareholder for adoption and approval;

WHEREAS, immediately following the execution of this Agreement, Parent, as the sole shareholder of Merger Sub, shall adopt resolutions adopting and approving this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of Ocean Network Express Pte. Ltd. (“ONE”), Deep Water Holdings, LLC and David L. Sokol (such Persons, in such capacity, each an “Investor” and collectively, the “Investors”) has entered into the Equity Commitment Letters (as defined herein);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to each of the Company’s, Parent’s and Merger Sub’s willingness to enter into this Agreement, the Specified Shareholders and Parent have entered into Voting and Support Agreements (the “Voting and Support Agreements”), dated as of the date hereof, pursuant to which such shareholders have, on the terms and subject to the conditions set forth therein, among other things, agreed to vote all of the Company Common Shares as provided therein;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Specified Shareholders and Parent have entered into rollover and contribution agreements (the “Rollover Agreements”) pursuant to which each of the Specified Shareholders will contribute to Parent, on the terms and subject to the conditions set forth therein, the number of Company Common Shares (collectively, the “Rollover Shares”) set forth therein in exchange for a number of Parent common shares equal to the number of Company Common Shares contributed (the “Rollover Investment”);

WHEREAS, the contributions of the Specified Shareholders pursuant to the Rollover Agreements and the equity contributions of the Investors pursuant to the Equity Commitment Letters will occur prior to the Effective Time and substantially simultaneously, and immediately following such contributions, Parent will contribute the cash received pursuant to the Equity Commitment Letters to Merger Sub and in exchange Merger Sub will issue to Parent a number of common shares of Merger Sub equal to the total number of outstanding Company Common Shares being acquired in the Merger; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company or any of its Subsidiaries from making any of the disclosures required to be made to Parent and its Representatives pursuant to Section 6.04 or any other provision of this Agreement, and (ii) contains provisions that are no less favorable in any meaningful respect to the Company than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision).

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide Third Party inquiry, indication of interest, offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of assets constituting 20% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or 20% or more of the Company Common Shares (including any such securities that would be contributed to such Third Party (or otherwise “rolled over” with such Third Party) by a Specified Shareholder or any of its Affiliates) or of the voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable, (ii) any purchase or sale, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of the Company Common Shares (including any such securities that would be contributed to such Third Party (or otherwise “rolled over” with such Third Party) by a Specified Shareholder or any of its Affiliates) or of the voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or (iii) a merger, consolidation, share exchange, business combination, asset sale, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or group (or the shareholders of any Person) would own, directly or indirectly, 20% or more of the Company Common Shares (including the voting power of any securities that would be contributed to such Third Party (or otherwise “rolled over” with such Third Party) by a Specified Shareholder or any of its Affiliates) or of the voting securities of any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable after giving effect to the consummation of such transaction.

“Adverse Recommendation Change” means, with respect to the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee, directly or indirectly, (a) withholding, withdrawing, amending, qualifying or modifying (or resolving to do so), or publicly proposing to withhold, withdraw, amend, qualify or modify, the Company Recommendation in a manner adverse to Parent, (b) adopting, approving, recommending or otherwise declaring advisable (or resolving or publicly proposing to do so) any Acquisition Proposal, (c) if an Acquisition Proposal is publicly announced or disclosed, failing to recommend against such Acquisition Proposal or failing to publicly reaffirm the Company Recommendation, in either case, following Parent’s written request to do so, on or prior to the earlier of (x) ten (10) Business Days after such Acquisition Proposal has been publicly announced or disclosed or (y) two (2) Business Days prior to the Company Shareholder Meeting (or, if the Company Shareholder Meeting is scheduled to be held within two (2) Business Days, within one (1) Business Day, if possible, before the Company Shareholder Meeting), (d) making any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company, the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee to the Company’s shareholders pursuant to Rule 14d-9(f) promulgated under the 1934 Act (or a substantially similar communication), or (e) failing to include the Company Recommendation in the Proxy Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that for purposes of this Agreement, Parent and Merger Sub and their respective officers, directors and equity holders shall be deemed not to be Affiliates of the Company and its Subsidiaries, and vice versa; provided further, that each Member shall be deemed to be an Affiliate of Parent for purposes of this Agreement.

“Aggregate Net Present Value” means the aggregate net present value of the all in yield of all Replacement Indebtedness, taken as a whole, or of all Original Indebtedness, taken as a whole, as the case may be, calculated (a) taking into account interest rate, upfront fees, consent fees and other similar fees payable to financing parties providing such Replacement Indebtedness or such Original Indebtedness, as the case may be, but excluding arranging, administrative agency, collateral trust or agency, underwriting or similar fees and (b) assuming a discount rate in such net present value calculation equal to the aggregate average rate of interest for the indebtedness of the Company and its Subsidiaries set forth on Section 9.02(e) of the Company Disclosure Schedule.

“Applicable Law” means any domestic, foreign, multinational, federal, state or local law (in each case whether statutory, common law or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, judgment, decree, ruling or other similar requirement entered, enacted, adopted, promulgated or applied by a Governmental Authority.

“APR Purchase Agreement” means that certain Acquisition Agreement, by and among Apple Bidco Limited, Seaspan Corporation, Atlas Corp., Fairfax Financial Holdings Limited, and the other parties thereto, dated as of November 20, 2019, as amended to date.

“Baby Bonds” means the Bond Terms for First Supplemental Indenture, dated as of May 17, 2021, between Atlas Corp., a corporation duly organized and existing under the laws of the Republic of the Marshall Islands, as Issuer, and The Bank of New York Mellon, as Trustee, to the Indenture dated as of March 19, 2021 between Atlas Corp., as Issuer, and The Bank of New York Mellon, as Trustee.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Toronto, Ontario, Canada, or Singapore are authorized or required by Applicable Law to close.

“Capped Call Confirmations” means, collectively, that certain (i) Base Call Option Transaction Confirmation, dated as of December 17, 2020, by and between the Exchangeable Notes Issuer and each of Bank of Montreal, Credit Suisse Capital LLC, Morgan Stanley & Co. LLC and Royal Bank of Canada and (ii) Additional Call Option Transaction Confirmation, dated as of December 18, 2020, by and between the Exchangeable Notes Issuer and each of Bank of Montreal, Credit Suisse Capital LLC, Morgan Stanley & Co. LLC and Royal Bank of Canada, as amended through the date hereof.

“Capped Calls” shall mean the capped call transactions entered into pursuant to the Capped Call Confirmations.

“Cash Equivalents” means: (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof or any State thereof (provided that the full faith and credit of the United States or such State, as applicable, is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) U.S. or Canadian dollar denominated time deposits, term deposits and certificates of deposit of issued by any commercial bank organized under the laws of Canada, the United Kingdom or the United States of America or any state thereof having combined capital and surplus of not less than $250,000,000, (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) money market accounts or funds with or issued by Qualified Issuers; (e) short term debt obligations of an issuer rated at least BBB by Standard & Poor’s or Baa2 by Moody’s, and maturing within thirty days from the date of acquisition; and (f) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of the Company Balance Sheet Date and the footnotes thereto set forth in the Company’s Report on Form 6-K for the quarterly period ended on the Company Balance Sheet Date.

“Company Balance Sheet Date” means June 30, 2022.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub.

“Company Employee” means an employee, director or officer of the Company or any of its Subsidiaries.

“Company Foreign Plan” means any Company Plan that is (a) subject to the laws of a country outside the United States (whether or not United States law applies); or (b) mandated by a Governmental Authority outside the United States.

“Company Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, change, development or effect (each, an “Effect”) that, individually or in the aggregate, (a) has had, or would reasonably be expected to have, a material adverse effect on the assets, liabilities, properties, business or results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, provided, however, that no Effect, to the extent resulting or arising from the following, individually or in the aggregate with any one or more other Effects, shall constitute or shall be considered in determining whether there has occurred a Company Material Adverse Effect: (i) changes or proposed changes in GAAP or the interpretation thereof, in each case after the date hereof, (ii) general economic, regulatory or political conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates), (iii) conditions generally affecting the industries in which the Company and its Subsidiaries operate, including conditions at shipyards in China and elsewhere around the world, (iv) changes or proposed changes in Applicable Law or the interpretation thereof, in each case after the date hereof, (v) geopolitical conditions (including the current dispute and conflict between the Russian Federation and Ukraine and any evolutions thereof and any actions or other Applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority in connection therewith), the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, natural disasters, epidemics, pandemics or other widespread diseases (including COVID-19, monkeypox (or similar viruses in the orthopoxvirus genus and any evolutions or mutations thereof)) and any COVID-19 Measures (including for purposes of this clause only, any actions taken in response to monkeypox (or similar viruses in the orthopoxvirus genus and any evolutions or mutations thereof)), (vi) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (vii) any actions taken (or omitted to be taken) at the express written request of Parent or Merger Sub or of any of the Members, (viii) changes in the price and/or trading volume of the Company Common Shares or any other debt or equity securities of the Company on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (ix) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly contemplated to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws and Foreign Investment Laws for the consummation of the Merger, (x) the execution, announcement or pendency of this Agreement (including the identity of Parent or its equity holders or its or their Affiliates), including any Legal Actions, departures of officers or employees, changes in relationships with suppliers or customers or any effects arising from the terms of, or rights of any suppliers or customers under, any Contracts with the Company or its Subsidiaries or other business relations, in each such case to the extent arising or resulting directly therefrom (it being understood that the exceptions in this clause (x) will not apply with respect to references to Company Material Adverse Effect set forth in and/or for purposes of Section 4.03, Section 4.04 and Section 4.18(f), and, in each case, Section 9.02(b) and Section 10.01(c)(ii) solely to the extent related to breaches of the foregoing representations), or (xi) any shareholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement or any of transactions contemplated hereby, including allegations of a breach of fiduciary duty, including by members of the Board of Directors or any Company officer or alleged misrepresentation in public disclosure, except, in the case of clauses (i), (ii), (iv) or (v), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) or (b) would, or would reasonably be expected to, prevent or materially impede, interfere with, hinder or delay the Company from timely performing its obligations hereunder or consummating the Merger or the other transactions contemplated hereby.

“Company Option” means each option granted under a Company Stock Plan to purchase a Company Common Share.

“Company Phantom Share” means a Company Phantom Share unit granted under a Company Stock Plan that by its terms is payable upon settlement in Company Common Shares.

“Company Plan” means any written or unwritten compensatory, benefit or perquisite plan, program, policy, arrangement or agreement (including but not limited to any plan, program, policy, arrangement or agreement that provides for compensation, severance, deferred compensation, cash, equity or equity-linked incentives, health, dental, retirement, profit sharing, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, vacation, sick pay or other employee benefits or remuneration of any kind) including each employment, termination, severance, retention, change in control, consulting or independent contractor plan, program, policy, arrangement, or agreement, in each case whether funded or unfunded, insured or self-insured, and including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, in each case, (i) that is sponsored, maintained, entered into, contributed, or required to be contributed, to by the Company or any of its Subsidiaries, (ii) to which the Company or any of its Subsidiaries is a party or in which the Company or any of its Subsidiaries participate or (iii) with respect to which the Company has any liability or obligation whether current or contingent, other than any such plan or agreement that is (A) a Multiemployer Plan or (B) statutorily mandated.

“Company Restricted Share” means each Company Common Share granted under a Company Stock Plan that remains subject to one or more unsatisfied vesting or vesting-equivalent forfeiture or repurchase conditions.

“Company RSU” means each restricted stock unit granted under a Company Stock Plan that by its terms is payable upon settlement in Company Common Shares.

“Company Service Provider” means an employee, director, officer or individual independent contractor of the Company or any of its Subsidiaries.

“Company Shareholder Approval” means the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby by the affirmative vote, at a shareholders’ meeting duly called and held for such purpose, of holders of at least (x) a majority of the voting power of the issued and outstanding Company Common Shares beneficially owned by the Unaffiliated Shareholders and (y) a majority of the voting power of the issued and outstanding Company Common Shares entitled to vote thereon at the Company Shareholder Meeting or any adjournment or postponement thereof.

“Company Stock Plan” means, collectively, the Atlas Corp. Stock Incentive Plan, as amended and restated on February 27, 2020; the Atlas Corp. Equity Bonus Plan, dated as of June 1, 2020; the Seaspan Ship Management Ltd. Cash and Equity Bonus Plan, effective June 1, 2020 or any other Company Plan or any employment or service agreement the provides for the issuance or grant of or the right to receive equity or equity-linked incentives or rewards.

“Competition Laws” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, The Competition Act, R.S.C. 1985, c. C-34 (Canada) and other antitrust, competition and merger control Applicable Laws and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition through merger or acquisition or restraint of trade.

“Contract” means any written or oral contract, agreement, license, franchise, lease, instrument, arrangement, commitment, understanding, joint venture, partnership or other right or obligation to which a Person or any of its Affiliates is a party or by which it or any of its Affiliates is bound or to which any of their respective properties or assets is subject or any other document or writing, physical or electronic, evidencing any of the foregoing.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Applicable Law, Order, directive, guidelines or recommendations by any Governmental Authority (whose geographic scope of authority or responsibility includes any of the locations in which the Company, its Subsidiaries or Company Employees are located) in connection with or in response to COVID-19.

“Designated Company Preferred Shares” means each of (i) the Series D Preferred Shares, (ii) the Series H Preferred Shares, (iii) the Series I Preferred Shares, and (iv) the Series J Preferred Shares.

“Environmental Law” means any Applicable Law relating to public health and safety, worker/occupational health and safety (to the extent relating to the handling of, or exposure to, Hazardous Substances), pollution, or protection of the environment, including those relating to the presence, use, manufacturing, production, generation, handling, transportation, treatment, recycling, storage, disposal, importing, labeling, testing, Release, cleanup or control of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) or Person that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Ex-Im Laws” means (a) all trade, export control, import, and antiboycott laws imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Exchangeable Notes” means the 3.75% Exchangeable Senior Notes due 2025 issued pursuant to the Exchangeable Notes Indenture.

“Exchangeable Notes Hedge Obligations” means the hedge obligations entered into in connection with the Exchangeable Notes evidenced by the Capped Call Confirmations.

“Exchangeable Notes Indenture” means that certain Indenture, dated as of December 21, 2020, by and among the Company, the Exchangeable Notes Issuer and The Bank of New York Mellon, as amended through the date hereof.

“Exchangeable Notes Issuer” means Seaspan Corporation, a Marshall Islands corporation with limited liability and wholly owned Subsidiary of the Company.

“Expense Reimbursement Agreement” means that certain Expense Reimbursement Agreement dated as of the date hereof between the Company, on the one hand, and each other party thereto, on the other hand.

“FF Group” means Hamblin Watsa Investment Counsel Ltd. and each of the entities set forth on Schedule 2 to the JBA and replicated on Section 5.08(b) of the Parent Disclosure Schedule.

“FFH Warrants” means the warrants set forth on Section 5.08(b) of the Parent Disclosure Schedule.

“Foreign Investment Laws” means the Foreign Investment and National Security Act of 2007, the Foreign Investment Risk Review Modernization Act of 2018, the Investment Canada Act (Canada) and any foreign investment Applicable Laws and other Applicable Laws that are designed or intended to prohibit, restrict or regulate foreign investment.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial, municipal or local government or governmental, executive, judicial, legislative, regulatory or administrative authority, department, legislature, court, judicial body, agency, regulator or official thereof, including any political subdivision instrumentality thereof, any arbitrator or arbitration panel, or any self-regulatory organization (including the NYSE).

“Hazardous Substance” means any substance, material or waste which is regulated by, or subject to investigation, remediation, corrective action or control under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic substance,” “toxic waste,” “pollutant,” or “contaminant” under any provision of Environmental Law, and including petroleum or any fraction thereof, petroleum products, natural gas, natural gas liquids, asbestos or asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, urea formaldehyde, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person as of any time, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred and unpaid purchase price of property or services (excluding trade accounts payable in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all guarantees by such Person of Indebtedness of others (other than by endorsement of negotiable instruments for collection in the ordinary course of business), (g) financing lease obligations that are required to be capitalized in accordance with GAAP, which, for the sake of clarity, does not include operating lease obligations, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For all purposes hereof, Indebtedness shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness made in the ordinary course of business.

“Intellectual Property” means trademarks, service marks, trade names, trade dress, domain names and other indications of origin, and the goodwill associated with the foregoing, mask works, inventions, patents, trade secrets, copyrights, know-how, rights in computer software and code (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property rights, in each case anywhere in the world.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, industrial control systems, and all other information technology equipment, and all associated documentation.

“Joint Ventures” means, collectively, Zhejiang Energy Atlas Marine Technology Co., Ltd. and Sea Sourcing Pte. Ltd.

“Key Employee” means any employee of the Company or any of its Subsidiaries whose annual base compensation is $500,000 or more.

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.

“Legal Action” means any actions, suits, demands, complaints, objections, hearings, notices, arbitrations, grievances, litigations, claims, petitions, proceedings, appeals, charges or other civil, administrative or criminal proceedings or investigations (whether at law or in equity, by or before any Governmental Authority).

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, easement, right-of-way, lease, prescription right, encroachment, servitude, option, pre-emptive right, right of first offer or right of first refusal, transfer restriction, adverse ownership claim, title or survey defect, covenant, condition, restriction, encumbrance or other similar restriction, limitation or adverse claim of any kind in respect of such property or asset, whether incurred, arising or suffered voluntarily or by operation of law. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Losses” means any claims, liabilities, losses, fines, costs, royalties, proceedings, deficiencies or damages of any kind (whether absolute, accrued, contingent or otherwise), whether or not resulting from third-party claims, including reasonable out-of-pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

“Maritime Guidelines” shall mean any Applicable Law, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Vessel and to which a Company Vessel is subject and with which it is required to comply, imposed, published or promulgated by any Governmental Authority, the International Maritime Organization, such Company Vessel’s classification society or the insurer(s) of such Company Vessel.

“Member” means any Investor or any Specified Shareholder.

“MIBCA” means the Business Corporations Act of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and any successor to such statute.

“Multiemployer Plan” has the meaning set forth Section 4.18(d).

“Newbuildings” means vessels contracted to be constructed or newly constructed for, but not yet delivered to the Company or any of its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“Officers or Directors” means those Persons set forth on Schedule 1.01

“Order” means any judgment, injunction, ruling, decision, order or decree of a Governmental Authority of competent jurisdiction.

“Original Indebtedness” has the meaning set forth in the definition of “Permitted Replacement Indebtedness Facility”.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent and Merger Sub to the Company.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would, or would reasonably be expected to, prevent or materially impede, interfere with, hinder or delay, Parent or Merger Sub from timely performing its obligations hereunder or consummating the Merger or the other transactions contemplated hereby.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet or notes thereto or securing liabilities reflected on the Company Balance Sheet or notes thereto, (ii) Liens for Taxes, assessments and similar charges that (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which an appropriate reserve has been established therefor in the Company Balance Sheet in accordance with GAAP, (iii) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens arising or incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings; provided, however, that an appropriate reserve has been established therefor in the Company Balance

Sheet in accordance with GAAP, (iv) easements, rights-of-way, reservations and restrictions of record that do not, individually or in the aggregate, materially and adversely impair the continued use and operation of the property to which they relate in the business of the Company and its Subsidiaries, (v) any Liens or encumbrances on title affecting only a lessor’s (or sublessor’s) interest in any of the Leased Real Property which do not materially impair the occupancy or use of such Leased Real Property, (vi) zoning, entitlement, building codes, planning, entitlement, conservation restrictions and other land use regulations, ordinances or legal requirements imposed by any Governmental Authorities having jurisdiction over the Real Property, but excluding any violation thereof or any Lien arising as a result of a violation thereof, (vii) the terms and conditions of the leases, subleases, licenses, sublicenses or other occupancy agreements pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant (other than in connection with any breach thereof) that do not, and would not be reasonably expected to, detract from the use or operation of the property subject thereto as currently used or operated by the Company or any of its Subsidiaries (or the value thereof) and (viii) non-exclusive licenses or sublicenses to Intellectual Property granted in the ordinary course of business.

“Permitted Replacement Indebtedness Facility” means indebtedness for borrowed money of the Company and its Subsidiaries that satisfies the following conditions: (i) such indebtedness (the “Replacement Indebtedness”) replaces, refinances, amends, refunds, renews, extends or otherwise modifies existing indebtedness for borrowed money of the Company or its Subsidiaries as in effect as of the date of this Agreement; (ii) the principal amount (together with unutilized commitments thereunder, as applicable) of all such Replacement Indebtedness taken as a whole shall be less than or equal to the principal amount (including any accreted or capitalized amount) then outstanding (together with unutilized commitments thereunder, as applicable) of the indebtedness being replaced, refinanced, amended, refunded, renewed, extended or otherwise modified (the “Original Indebtedness”), in the aggregate with all other Original Indebtedness, plus the aggregate amount of any accrued and unpaid interest in respect of the outstanding principal amount, fees and expenses in respect of such aggregate Original Indebtedness immediately prior to giving effect to any Replacement Indebtedness, taken as a whole plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with the Replacement Indebtedness in the aggregate taken together with all other Replacement Indebtedness; (iii) such Replacement Indebtedness permits the transactions contemplated by this Agreement as of the date hereof; (iv) the aggregate weighted average life to maturity of all such Replacement Indebtedness taken as a whole shall be greater than or equal to the aggregate weighted average life to maturity of all Original Indebtedness taken as a whole; (v) no material terms (other than fees or interest rate) applicable to such Replacement Indebtedness or, if applicable, the related security or guarantees of such Replacement Indebtedness (including covenants, events of default, remedies, and acceleration rights) shall be, taken as a whole, materially more favorable to the providers of such Replacement Indebtedness than the terms that are applicable under the instruments and documents governing the Original Indebtedness, it being understood that if the instruments and documents in respect of any other Original Indebtedness contains any term (including covenants, events of default, remedies, and acceleration rights) that are in any Replacement Indebtedness, such terms will not be considered to be more favorable under this clause (v); (vi) the difference between (X) the Aggregate Net Present Value of all Replacement Indebtedness, taken as a whole and (Y) the Aggregate Net Present Value of all Original Indebtedness, taken as a whole (such difference to the extent it is a positive number, the “Yield Enhancement”), taken together with, but without duplication of, any Consent Fees paid in accordance with Section 6.08, shall not exceed the amount set forth on Section 9.02(e) of the Company Disclosure Schedule (or such greater amounts as may be reasonably acceptable to the Parent).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the 1934 Act).

“Personal Information” means any information that, alone or in combination with other information held by or on behalf of the Company or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any Applicable Law relating to the collection, storage, use, processing, disclosure or transfer thereof.

“Qualified Issuer” means any commercial bank (a) which has capital and surplus in excess of $250,000,000 and (b) the outstanding long-term debt securities of which are rated at least A by Standard & Poor’s or at least A2 by Moody’s, or carry an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, disposing, or other release into or through the environment, and any abandonment or discarding of barrels, containers, or other closed receptacles containing any Hazardous Substance.

“Replacement Indebtedness” has the meaning set forth in the definition of “Permitted Replacement Indebtedness Facility”.

“Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other advisors of such Person, acting on such Person’s behalf.

“Reverse Confidentiality Agreement” means the confidentiality agreement dated as of October 20, 2022, between the Company and the Specified Stockholders or their applicable Affiliates.

“Sanctioned Country” means any country or region that is or has been in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any Person listed in any Sanctions Laws-related list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person organized or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a)-(c) so as to subject the Person to sanctions.

“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Applicable Laws administered or enforced by the United States (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state or the United Kingdom, except to the extent inconsistent with U.S. law.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Series D Preferred Shares” means the Company’s 7.95% Cumulative Redeemable Perpetual Preferred Shares – Series D.

“Series H Preferred Shares” means the Company’s 7.875% Cumulative Redeemable Perpetual Preferred Shares – Series H.

“Series I Preferred Shares” means the Company’s Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Shares – Series I.

“Series J Preferred Shares” means the Company’s 7.00% Cumulative Redeemable Perpetual Preferred Shares – Series J.

“Specified Shareholders” means (i) FF Group, (ii) Deep Water Holdings, LLC, The Kyle Roy Washington 2014 Trust, Kyle Roy Washington 2005 Irrevocable Trust u/a/d July 15, 2005, The Kevin Lee Washington 2014 Trust and (iii) David L. Sokol.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect at least a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned or controlled by such Person; provided that no Joint Venture shall be deemed a Subsidiary of the Company.

“Tax” means any U.S. federal, state, local, or non-U.S. tax, charge, duty, levy or other assessment, in each case, in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Taxing Authority responsible for the imposition of any such tax, and including any interest, penalty or addition thereto.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxing Authority” means any Governmental Authority having authority with respect to Taxes or Tax Returns.

“Termination Fee” means $60,000,000, inclusive of any applicable value-added tax.

“Third Party” means any Person, including any group (as defined in Section 13(d) of the 1934 Act) of Persons, other than Parent and its Affiliates and their respective Representatives acting on Parent’s behalf.

“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Reverse Confidentiality Agreement, the Rollover Agreements, the Voting and Support Agreements, the Equity Commitment Letters, the Expense Reimbursement Agreement and any other agreement, certificate or other instrument executed and delivered in connection with this Agreement.

“vessel” means a ship which is propelled on the water by any mechanical means.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Transaction Agreement	6.04(a)
Anti-Corruption Laws	4.13(a)
Anti-Takeover Laws	4.27
Antitrust Division	8.01(b)
Approved Business Plan	6.01(b)(iv)
APR Holdback	8.10(b)
Articles of Merger	2.01(c)
Board of Directors	Recitals
CARES Act	4.19(f)
Certificates	2.03(a)
Charter Identified Shareholders	5.08(a)
Closing	2.01(b)
COBRA	4.18(h)
Collective Bargaining Agreements	4.21(a)(v)
Company	Preamble
Company Affiliate Contract	4.26
Company Common Shares	Recitals
Company Permits	4.12(b)
Company Preferred Shares	4.05(a).
Company Recommendation	4.02(b)
Company Related Parties	11.04(c)

Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Organizational Documents	4.04
Company Shareholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company Vessels	4.23(a)
Confidentiality Agreement	6.03(b)
Consent Fees	6.08
Continuing Employee	7.03(a)
D&O Insurance	7.03(c)
DPA	4.13(c)
e-mail	11.01
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)
Equity Commitment Letters	5.09(a)
Equity Financing	5.09(a)
Exchange Agent	2.03(a)
Exchange Agent Agreement	2.03(a)
Expense Reimbursement	11.04(a)
Expenses	11.04(a)
Final Quarter Dividend	6.07
FTC	8.01(b)
Identified Shareholders or Affiliates	5.08(a)
Incentive Equity Awards	4.05(c)
Indemnified Person	7.03(a)
Internal Controls	4.07(e)
Intervening Event	6.04(f)(ii)
Investors	Recitals
JBA Identified Parties	5.08(a)
Joint Bidding Agreement	5.08
Leased Real Property	4.14(b)
Letter of Transmittal	2.03(a)
Material Contract	4.20(a)
Merger	Recitals
Merger Consideration	2.02(a)
Merger Sub	Preamble
Multiemployer Plan	4.18(d)
New Plans	7.03(b)
Non-Party Affiliates	11.14
Notice Period	6.04(d)
ONE	Recitals
Owned Intellectual Property	4.15(a)
Owned Real Property	4.14(b)
Parent	Preamble
Parent Governing Documents	5.08(c)
Parent Related Parties	11.04(c)
Privacy Policies	4.15(d)
Proxy Statement	4.09
Real Property	4.14(b)
Real Property Lease	4.14(b)
Reference Time	4.05(a)
Required Amount	5.09(a)
Rollover Agreements	Recitals
Rollover Equity	5.08(b)
Rollover Investment	Recitals

Rollover Persons	5.10
Rollover Shares	Recitals
Schedule 13E-3	4.09
Solvent	5.10
Special Committee	Recitals
Specified Exercise	8.9(b)
Subject Securities	7.05(a)
Superior Proposal	6.04(f)(i)
Surviving Corporation	2.01(a)
Unaffiliated Shareholders	Recitals
Uncertificated Shares	2.03(a)
Voting Agreement Persons	5.11
Voting and Support Agreements	Recitals
WARN Act	4.18(b)

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” shall be deemed to be inclusive. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” References to any statute, law or other Applicable Law shall be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules or regulations promulgated thereunder. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder shall be paid in United States currency in the manner and at the times set forth herein. References to a number of days shall refer to calendar days unless Business Days are specified. Any reference to “ordinary course of business” or any similar concept refers to the ordinary course of business of the Company and its Subsidiaries, taken as a whole, consistent with past practice. References to a date or time shall be deemed to be such date or time in New York, unless otherwise specified. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. References to documents or information “made available” or “provided” to Parent or similar terms shall mean documents or information uploaded at least two (2) Business Days prior to the date of this Agreement in the “Project Shangri-la” dataroom hosted on Firmex or in the Company’s public filings with the SEC at least two (2) Business Day prior to the date of this Agreement. Notwithstanding any defined term, representation, warranty, condition, or other provision of this Agreement to the contrary, the failure to secure, obtain or request consent of, or provide notice with respect to the transactions contemplated by this Agreement to, one or more Persons with respect to any of the Contracts on Schedule 1.02 shall not be considered a Company Material Adverse Effect and shall not be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

ARTICLE 2

THE MERGER

Section 2.01 The Merger. (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the MIBCA, whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of ARTICLE 9 and the other terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place through the electronic exchange of the applicable documents, using PDFs or electronic signatures, on the third Business Day after the date the conditions set forth in ARTICLE 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Special Committee (on behalf of the Company) may mutually agree in writing.

(c) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file articles of merger (the “Articles of Merger”) with the Registrar of Corporations of the Republic of the Marshall Islands as provided in Section 95 of the MIBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Registrar of Corporations of the Republic of the Marshall Islands (or at such later date as may be agreed by Merger Sub and the Special Committee (on behalf of the Company) in writing and specified in the Articles of Merger in accordance with the MIBCA) (the “Effective Time”).

(d) From and after the Effective Time, the Surviving Corporation shall possess all of the rights, powers, privileges, immunities and purposes and be subject to all of the obligations, liabilities and penalties of the Company and Merger Sub, and all property, real and personal, shall be vested in the Surviving Corporation, all as provided under the MIBCA.

Section 2.02 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company, Parent or Merger Sub:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04(c) and Section 2.05, each Company Common Share outstanding immediately prior to the Effective Time shall be converted into the right to receive $15.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares shall no longer be outstanding and shall cease to exist and, subject to Section 6.07, shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each Company Common Share owned by the Company as treasury stock or owned by any wholly owned Subsidiary of the Company, in each case immediately prior to the Effective Time, shall be canceled, and no payment shall be made with respect thereto.

(c) Each Rollover Share shall remain outstanding as one (1) common share of the Surviving Corporation without any change.

(d) Each Designated Company Preferred Share shall remain outstanding.

(e) Each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one (1) common share of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.

Section 2.03 Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint American Stock Transfer & Trust Company, LLC (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). No later than ten (10) Business Days prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent in form and substance reasonably acceptable to the Special Committee and Parent (the “Exchange Agent Agreement”) pursuant to which Parent shall appoint the Exchange Agent. At or prior to the Effective Time, Merger Sub (or Parent on behalf of Merger Sub) shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the shares represented by such Certificates and the Uncertificated Shares. Such funds may be invested by the Exchange Agent as directed by Parent; provided that (i) such funds shall only be invested in the manner provided in the Exchange Agent Agreement, (ii) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Company Common Shares entitled to receive such consideration pursuant to Section 2.02(a), (iii) to the extent necessary to pay the Merger Consideration, the Surviving Corporation (or Parent on behalf of the Surviving Corporation) shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Company Common Shares entitled to receive such consideration and (iv) no such investment shall have a maturity that would reasonably be expected to prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from such investments or interest or income produced by such investments shall be payable to the Surviving Corporation. As promptly as practicable after the Effective Time (but no later than five (5) Business Days thereafter), Parent shall cause the Surviving Corporation to send, or shall cause the Exchange Agent to send, to each holder of Company Common Shares entitled to receive the Merger Consideration pursuant to Section 2.02(a) at the Effective Time a letter of transmittal and instructions (which shall be in a form reasonably acceptable to the Company and Parent and finalized prior to the Effective Time and which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange (the “Letter of Transmittal”).

(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavit of loss, theft or destruction of such Certification pursuant to Section 2.06), together with a properly completed and validly executed Letter of Transmittal in accordance with the instructions thereto (and such other documents as may reasonably be requested by the Exchange Agent), or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share pursuant to Section 2.02(a) represented by such Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall, subject to Section 6.07, represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, as a condition to such payment, (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 2.

(e) No interest shall be paid or will accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to this ARTICLE 2. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of Company Common Shares twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such Company Common Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent and the Surviving Corporation for payment of the Merger Consideration in respect of such Company Common Shares without any interest thereon.

(f) None of Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation, free and clear of all claims of interest of any Person previously entitled thereto.

(g) From and after the Effective Time, holders of Company Common Shares shall cease to have any rights as Company shareholders, except as provided herein or by Applicable Law.

Section 2.04 Treatment of Equity Awards.

(a) Company RSUs and Company Phantom Shares. At the Effective Time, each award of Company RSUs and each award of Company Phantom Shares shall, to the extent outstanding as of immediately prior to the Effective Time, with respect to each Company RSU or Company Phantom Share (as applicable) subject thereto, automatically and without further action on the part of any Person, be canceled and converted solely into the right of the holder thereof to receive:

(i) In the case of any Company RSU or Company Phantom Share (as applicable) that is vested as of the Effective Time (which for clarity, includes all outstanding Company Phantom Shares), on or within five (5) calendar days after the Closing, a cash payment, without interest, in an amount equal to (x) the Merger Consideration, plus (y) the value of any dividend-equivalent right payments accrued but not yet paid with respect to such Company RSU as of the Effective Time; and

(ii) In the case of any Company RSU that remains subject to one or more unsatisfied vesting conditions as of the Effective Time, the right to receive, at the time at which such Company RSU would have been settled in Company Common Shares by its terms (as in effect immediately prior to the Effective Time), a cash payment, without interest, in an amount equal to (x) the Merger Consideration, plus (y) the value of any dividend-equivalent right payments accrued but not yet paid with respect to such Company RSU as of the Effective Time. For clarity, if any termination of employment or other circumstance under which the former Company RSU that was converted into a right to cash payment in accordance with this Section 2.04(a)(ii) would have been forfeited occurs prior to the vesting of such cash payment right, then such right to cash payment shall be forfeited upon such employment termination or other circumstance and the holder of the right to such cash payment shall have no further right with respect thereto.

Notwithstanding the foregoing, to the extent that any Company RSU or Company Phantom Share constitutes “deferred compensation” for purposes of Section 409A of the Code, such Company RSU or Company Phantom Share (as applicable) shall be settled in accordance with its terms at a time that would not result in the application of additional Taxes or penalties under Section 409A of the Code. From and after the Effective Time, any canceled Company RSU and any canceled Company Phantom Share shall entitle its holder only to the payment of the amount set forth in this Section 2.04(a).

(b) Company Options. At the Effective Time, each award of Company Options shall, to the extent outstanding as of immediately prior to the Effective Time, with respect to each Company Option subject thereto, automatically and without further action on the part of any Person, be canceled and converted solely into the right of the holder thereof to receive:

(i) In the case of any Company Option that is vested as of the Effective Time, on or within five (5) calendar days after the Closing, a cash payment, without interest, in an amount equal to the amount by which the Merger Consideration exceeds the exercise price per Company Common Share of such Company Option; and

(ii) In the case of any Company Option that remains subject to one or more unsatisfied vesting conditions as of the Effective Time, the right to receive, at the time at which such Company Option would have become vested by its terms (as in effect immediately prior to the Effective Time), a cash payment, without interest, in an amount equal to the amount by which the Merger Consideration exceeds the exercise price per Company Common Share of such Company Option. For clarity, if any termination of employment or other circumstance under which the former Company Option that was converted into a right to cash payment in accordance with this Section 2.04(b)(ii) would have been forfeited occurs prior to the vesting of such cash payment right, then such right to cash payment shall be forfeited upon such employment termination or other circumstance and the holder of the right to such cash payment shall have no further right with respect thereto.

(c) Company Restricted Shares. At the Effective Time, each award of Company Restricted Shares (excluding for clarity any Rollover Shares) shall, to the extent outstanding as of immediately prior to the Effective Time, with respect to each Company Restricted Share subject thereto that is not a Rollover Share, automatically and without further action on the part of any Person, be canceled and converted solely into the right of the holder thereof to receive, at the time at which such Company Restricted Share would have vested by its terms (as in effect immediately prior to the Effective Time), a cash payment, without interest, in an amount equal to (x) the Merger Consideration, plus (y) the value of any dividend-equivalent right payments accrued but not yet paid with respect to such Company Restricted Share as of the Effective Time. For clarity, (i) if any termination of employment or other circumstance under which the Company Restricted Share that was converted into a right to cash payment in accordance with this Section 2.04(c) would be forfeited occurs prior to the vesting of such cash payment right, then such right to cash payment shall be forfeited upon such employment termination or other circumstance and the holder of the right to such cash payment shall have no further right with respect thereto, and (ii) any Company Restricted Share that is “vested” by its applicable terms but which remains at the Effective Time subject to forfeiture (or nominal/original purchase price repurchase) on any non-“cause” termination of employment or service shall be considered unvested for all purposes hereof unless and until such forfeiture (or repurchase condition), and any other applicable vesting conditions, lapse.

(d) Subject to Section 2.05, all payments under Section 2.04(a), Section 2.04(b) and Section 2.04(c) shall be made pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and shall be paid net of applicable Tax withholding and deductions.

(e) Prior to the Effective Time, the Company, the Board of Directors and the compensation committee of the Board of Directors, as applicable, shall provide any notice, obtain any necessary consents (with respect to clause (i) only), adopt applicable resolutions, amend the terms of the Company Stock Plan or any outstanding awards granted thereunder and take all other actions required under the Company Stock Plan, applicable award agreements or otherwise to (i) give effect to the transactions contemplated in this Section 2.04, and (ii) ensure that no Company RSU, no Company Phantom Share, no Company Option and no Company Restricted Share (or other incentive equity or equity-linked award issued by the Company or its Subsidiaries) shall vest or become exercisable or payable (as applicable) on an accelerated or enhanced basis as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in combination with another event, including any termination of employment or service), and Parent shall be entitled to advance review of, and comment on, the foregoing materials, it being agreed that if an action contemplated by this clause (ii) requires the consent of an award recipient to be effective, the Company shall reasonably cooperate with Parent to facilitate the making of a request for such consent, however the failure to obtain any such consent or the lack of effectiveness of any change to the terms of the applicable award shall not be deemed a failure by the Company to perform its obligations hereunder.

Section 2.05 Adjustments. Subject to the terms of this Agreement, if, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Company Common Shares shall occur by reason of any reclassification, recapitalization, stock split or stock dividend with a record date during such period, but excluding, for the avoidance of doubt, any change that results from any settlement of Company RSUs or exercise of Company Options, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. For the avoidance of doubt, nothing in this Section 2.05 shall be deemed to permit the Company to take, or suffer to be taken, any action in violation of its obligations herein, including as set forth in Section 6.01.

Section 2.06 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this ARTICLE 2.

Section 2.07 No Appraisal Rights. No Company shareholder shall have any right to demand appraisal of any Company Common Shares or rights to dissent with respect to this Agreement or the transactions contemplated hereby, including the Merger.

Section 2.08 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, Parent and any of their agents or Affiliates shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this ARTICLE 2 or any other payments pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of U.S. federal, state, local or non-U.S. Tax law or under any other Applicable Law; provided, however, that notwithstanding the foregoing, Parent agrees that, except to the extent otherwise required by a change in Applicable Law after the date of this Agreement, to the Knowledge of Parent, no such deduction or withholding is required with respect to any amount payable pursuant to this ARTICLE 2, except (i) amounts treated as compensation for tax purposes; and (ii) in the case of a holder entitled to an exemption from or reduction of withholding Tax with respect to amounts payable pursuant to this ARTICLE 2, amounts subject to the deduction or withholding of Taxes (including, for the avoidance of doubt, any U.S. federal “backup withholding” Taxes) attributable to such holder’s failure to provide such properly completed and executed documentation reasonably requested by the Exchange Agent, the Surviving Corporation, Parent or any of their agents or Affiliates, as would permit such payments to be made without withholding or at a reduced rate of withholding. If Parent determines that any deduction or withholding is required under an Applicable Law in respect of a payment or other consideration otherwise deliverable pursuant to this Agreement, Parent shall provide written notice to the Company no less than five (5) days prior to the date on which such deduction or withholding is to be made, and the parties shall reasonably cooperate to mitigate any such requirement to the extent permitted by Applicable Law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts and pays them over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation, Parent or any of their agents or Affiliates, as the case may be, made such deduction and withholding.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Articles of Incorporation. At the Effective Time, by virtue of the Merger, the articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law and subject to compliance with Section 7.02(c) hereof. The name of the Surviving Corporation immediately after the Effective Time shall be the name of the Company immediately prior to the Effective Time.

Section 3.02 Bylaws. At the Effective Time, by virtue of the Merger, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as set forth in the bylaws of Merger Sub in effect immediately prior to the Effective Time (except that references therein to the name of Merger Sub shall instead refer to “Atlas Corp.”) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law (subject to compliance with Section 7.02(c) hereof).

Section 3.03 Directors and Officers. Except as set forth in Section 6.09, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as disclosed in any Company SEC Document filed after January 1, 2020 and prior to two (2) Business Days before the date of this Agreement (including the exhibits and schedules thereto, but excluding (i) any forward-looking disclosures set forth in any “risk factors” section, (ii) any disclosures in any “forward-looking statements” section and (iii) any other statements that are similarly predictive, cautionary or forward-looking in nature, in each case, other than historical facts included therein); it being understood that nothing disclosed in any Company SEC Document shall be deemed to be a qualification of or modification to the representations and warranties in Section 4.01, Section 4.02, Section 4.03, Section 4.05, Section 4.06, or Section 4.24 or (y) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all corporate power and authority required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The name of the Company when it was originally formed was Atlas Holdings Ltd.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and, assuming the accuracy of the representation in the last sentence of Section 5.08(a), performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, assuming the accuracy of the representation in the last sentence of Section 5.08(a) and except for the receipt of the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. Assuming the accuracy of the representation in the last sentence of Section 5.08(a), the Company Shareholder Approval is the only vote of the holders of any Company Securities necessary to approve and adopt this Agreement and to consummate the Merger. Assuming the accuracy of the representation in the last sentence of Section 5.08(a), no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Shareholder Approval and the filing of the Articles of Merger pursuant to the MIBCA. The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub and assuming the accuracy of the representation in the last sentence of Section 5.08(a), this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies in any Legal Action (collectively, the “Enforceability Exceptions”)).

(b) The Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to, and in the best interests of, the Unaffiliated Shareholders, and (B) recommended that the Board of Directors (i) determine that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Unaffiliated Shareholders, (ii) declare this Agreement and the transactions contemplated hereby, including the Merger, advisable, (iii) authorize and approve this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein and (iv) recommend that the Company’s shareholders vote to approve and adopt this Agreement in accordance with the MIBCA.

(c) At a meeting duly called and held, the Board of Directors (acting in accordance with the unanimous recommendation of the Special Committee) has unanimously duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Unaffiliated Shareholders, (ii) declaring this Agreement and the transactions contemplated hereby, including the Merger, advisable, (iii) authorizing and approving this Agreement, the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein, (iv) directing that this Agreement be submitted to the Company’s shareholders for approval, and notice and a copy of this Agreement shall be given to all shareholders of record whether or not entitled to vote, and (v) recommending that the Company’s shareholders vote to approve and adopt this Agreement in accordance with the MIBCA (such recommendation, the “Company Recommendation”), which resolutions have not been rescinded, modified or withdrawn as of the date hereof.

Section 4.03 Governmental Authorization. Assuming the accuracy of the representation in Section 5.08(c), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no authorization or other action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with applicable requirements of (i) Competition Laws and (ii) Foreign Investment Laws that are set forth on Section 4.03 of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Schedule 13E-3, which shall include the Proxy Statement, (c) the filing of the Articles of Merger with the Registrar of Corporations of the Republic of the Marshall Islands and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NYSE and (e) where failure to obtain any such authorization, take any such action or make any such filing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-Contravention. Except as set forth on Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and receipt of the Company Shareholder Approval, the consummation of the transactions contemplated hereby, do not and will not (a) assuming the accuracy of the representation in the last sentence of Section 5.08(a), contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company (such documents, collectively, the “Company Organizational Documents”), (b) assuming the accuracy of the representation in the last sentence of Section 5.08(a), contravene, conflict with, or result in a violation or breach of any Applicable Law, (c) assuming the accuracy of the representation in Section 5.08(c), require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, or acceleration of any material right or obligation or the loss of any material benefit to which the Company or any of its Subsidiaries is entitled, in each case, with or without notice or the lapse of time or both, under any provision of any Contract or other instrument binding upon the Company or any of its Subsidiaries or to which their respective properties or assets are subject, (d) assuming the accuracy of the representation in Section 5.08(c), result in the creation or imposition of any Lien (other than any Permitted Lien) on any asset of the Company or any of its Subsidiaries or (e) assuming the accuracy of the representation in Section 5.08(c), result in a violation of, a termination (or right of termination) or cancellation of, or default under, or the creation or acceleration of any obligation or the loss or reduction of a benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, or other Contract to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, other than, in the case of each of clauses (b) through (e), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) As of immediately prior to the opening of financial markets on the date hereof, the authorized share capital of the Company consists of 400,000,000 Company Common Shares and 150,000,000 preferred shares, par value $0.01 per share (“Company Preferred Shares”). As of immediately prior to the opening of financial markets on the date hereof, there are outstanding (i) 281,259,417 Company Common Shares (including an aggregate of 6,556,610 Company Restricted Shares), which have voting rights and are entitled to vote on the Merger, (ii) 727,351 shares held in treasury subject to release upon satisfaction of criteria in the APR Purchase Agreement, which until issued will not be entitled to vote on the Merger, (iii) 5,093,728 Series D Preferred Shares, par value of $0.01 per share, which have limited voting rights and are not entitled to vote on the Merger, (iv) 9,025,105 Series H Preferred Shares, par value of $0.01 per share, which have limited voting rights and are not entitled to vote on the Merger, (v) 6,000,000 Series I Preferred Shares, par value of $0.01 per share, which have limited voting rights and are not entitled to vote on the Merger, (vi) 12,000,000 Series J Preferred Shares, par value of $0.01 per share, which have limited voting rights and are not entitled to vote on the Merger, (vii) Company Options to purchase an aggregate of 2,000,000 Company Common Shares (of which options to purchase an aggregate of 700,000 Company Common Shares are vested and exercisable), and (viii) 2,005,726 Company Common Shares subject to Company RSUs and 455,000 Company Common Shares subject to Company Phantom Shares. All outstanding share capital of the Company has been, and all shares that may be issued, including pursuant to any Company Options, prior to the Effective Time will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to or issued in violation of any pre-emptive rights, rights of first refusal or other similar rights of any Person. Since the Reference Time, other than as a result of any settlement of Company RSUs or Company Phantom Share or exercise of Company Options in accordance with their applicable terms as in effect on the date hereof, neither the Company nor any of its Subsidiaries has (1) issued, delivered, sold, announced, pledged, transferred, subjected to any Lien (other than any Permitted Lien) or granted or otherwise encumbered or disposed of any Company Securities or incurred any obligation to make any payments to any Person based on the price or value of any Company Securities or (2) other than with respect to the Company’s regular quarterly dividends, including as permitted by Section 6.07, established a record date for, declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any Company Securities. Other than the Company Common Shares, no classes or series of shares of the Company are entitled to vote as a class on the Merger. The classes or series of shares of the Company are entitled to vote as a class on such matters as is required for such classes or series of shares by the MIBCA.

(b) As of the date of this Agreement, except for the Exchangeable Notes or Company Common Shares subject to the APR Holdback, there are no outstanding bonds, debentures, notes or other Indebtedness of the Company or its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote, or the value of which is directly based upon or derived from the capital stock, voting securities or other Company Securities on which shareholders or equityholders of the Company or any of its Subsidiaries may vote, or the value of which is directly based upon or derived from the capital stock, voting securities or other Company Securities of the Company or any of its Subsidiaries.

(c) Except as set forth in Section 4.05(a), as permitted or contemplated by Section 6.01 or with respect to the FFH Warrants or Company Common Shares subject to the APR Holdback, and for changes since 5:00 p.m. (New York City time) on October 28, 2022 (the “Reference Time”) resulting from any settlement of Company RSUs or Company Phantom Shares or exercise of Company Options, as of the date hereof, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, rights of first refusal or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company, (iv) stock options, restricted shares, stock appreciation rights, performance units, stock units, other incentive equity or equity-linked rights or awards, or contingent value rights, “phantom” stock, profit participation or similar securities or rights, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clause (iv), “Incentive Equity Awards,” and the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”), (v) other than the Voting and Support Agreements, voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the disposition or voting of any shares of capital stock of the Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any Company Securities or any securities of the Company’s Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(d) None of the Company Securities are owned by any Subsidiary of the Company.

(e) Section 4.05(e) of the Company Disclosure Schedule contains a correct and complete list, as of the date hereof, of all outstanding Company Options, Company RSUs, Company Phantom Shares and Company Restricted Shares, including the date of grant, and where applicable, the number of Company Common Shares currently subject to such outstanding award, exercise price, term and vesting schedule (including any applicable accelerated vesting conditions), type of Company Option (i.e., “incentive stock option” or “nonqualified stock option”) and the date on which such Company Option expires. All Company Options, Company RSUs, Company Phantom Shares, and Company Restricted Shares are evidenced by written award agreements, in each case, substantially in the forms that have been made available to Parent. All Company RSUs, Company Phantom Shares, Company Options and Company Restricted Shares have been issued or granted, as applicable, in compliance in all material respects with all Applicable Law and with the terms of the Company Stock Plan by valid action of the Company taken on or prior to the purported grant or issuance date, and all Company Options have an exercise price set as of the grant date at or above the fair market value of the Company Common Shares underlying such Company Options as of the grant date (determined in accordance with Section 409A of the Code). Except as set forth on Section 4.05(e) of the Company Disclosure Schedule, the Company has not granted or issued any Incentive Equity Awards, and the Company has no unsatisfied commitment or obligation to grant or issue any Incentive Equity Award to any Person.

(f) Except as set forth on Section 4.05(f) of the Company Disclosure Schedule, and except with respect to limitations contained in this Agreement, neither the Company nor any of its Subsidiaries is a party to any Contract limiting the ability of the Company or any of its Subsidiaries to make any payments, directly or indirectly, by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments or any other Contract that restricts the ability of the Company or any of its Subsidiaries to make any payment, directly or indirectly, to its shareholders.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company is a legal entity duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all corporate power and authority required to carry on its business as now conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021.

(b) All of the outstanding equity interests in each Subsidiary of the Company, and all of the equity interests in each of the Joint Ventures indicated on Section 4.06(b) of the Company Disclosure Schedule as being owned (directly or indirectly) by the Company, have been validly issued, are fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of any material Lien (other than any Permitted Lien). As of the date of this Agreement, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, rights of first refusal or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) stock options, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, profit participation or similar securities or rights, in each case to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07 SEC Filings; Internal Controls.

(a) The Company has filed with or furnished to, as applicable, the SEC all reports, schedules, forms, certifications, registration statements, proxy statements, other statements, prospectuses and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2020 (the reports, schedules, forms, certifications, registration statements, proxy statements, other statements, prospectuses and other documents filed or furnished with the SEC (whether required or filed on a voluntary basis, in each case, including any supplements or amendments thereto and all exhibits and schedules thereto and other information incorporated therein by reference, the “Company SEC Documents”)).

(b) As of its filing or furnishing date (or, in the case of registration statements, as amended or supplemented, if applicable, solely on the dates such registration statements or amendments became effective), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing or furnishing date (or, in the case of registration statements, as amended or supplemented, if applicable, solely on the dates such registration statements or amendments became effective) (or, if amended or superseded prior to the date hereof, as of the date of such amended or superseded filing or furnishing), each Company SEC Document filed or furnished pursuant to the 1934 Act did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC or its staff regarding any of the Company SEC Documents and to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. Except as set forth on Section 4.07(c) of the Company Disclosure Schedule, none of the Company’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither the Company nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Authority.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) The Company and each of its officers (to the extent required) have made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents. As of the date hereof, neither the Company nor any of its officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications and statements. The Company, in material compliance with Rule 13a-15 under the 1934 Act, has established and maintains disclosure controls and procedures reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules, regulations and forms of the SEC and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer and the principal financial officer of the Company to make the certifications required under the 1934 Act with respect to such reports. The Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the 1934 Act) as required by Rule 13a-15 under the 1934 Act that are reasonably designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Except as set forth on Section 4.07(e) of the Company Disclosure Schedule, since January 1, 2020, neither the Company nor, to the Knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the preparation of the Company’s financial statements or the Company’s Internal Controls. Since January 1, 2020, there have been no material written complaints (and, to the Knowledge of the Company, no other material complaints) from a Governmental Authority regarding Internal Controls of the Company or any Subsidiary of the Company.

(f) Except as set forth on Section 4.07(f) of the Company Disclosure Schedule, since January 1, 2020, (i) there has been no material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls, and (ii) no current or former attorney representing the Company or any of the Company’s Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or executive officer of the Company.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, the notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods covered thereby (subject to normal year-end audit adjustments, none of which are expected to be material individually or in the aggregate, and the absence of footnote disclosures in the case of any unaudited interim financial statements), in each case, in conformity with GAAP applied in all material respects on a consistent basis during the periods involved (except as may be indicated in the notes thereto). KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangements” that would be required to be disclosed under Item 5 of Form 20-F promulgated by the SEC.

Section 4.09 Disclosure Documents. The proxy statement of the Company (to be included in the Schedule 13E-3) to be filed with the SEC in connection with the Merger (including any amendments or supplements thereto and any other document incorporated or referenced therein, the “Proxy Statement”) and the Rule 13E-3 transaction statement on Schedule 13E-3 of the Company to be filed with the SEC in connection with the Merger (including any amendments or supplements thereto and any other document incorporated or referenced therein, the “Schedule 13E-3”) will, when definitively filed with the SEC, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and Schedule 13E-3 and any amendments or supplements thereto are first mailed to the Company’s shareholders and at the time of the Company Shareholder Meeting, the Proxy Statement and Schedule 13E-3, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement or Schedule 13E-3 based upon information supplied in writing to the Company or the Special Committee by or on behalf of Parent or Merger Sub or any of their respective Affiliates and Representatives specifically for use or incorporation by reference therein (including any such information provided by any Specified Shareholders or their designees to the Board of Directors).

Section 4.10 Absence of Certain Changes.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, since the Company Balance Sheet Date and until the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices in all material respects (except (i) in connection with modifications, suspensions or alterations of operations resulting from, or determined by the Company or its Subsidiaries to be advisable and reasonably necessary in response to, COVID-19 or COVID-19 Measures and (ii) with respect to this Agreement and discussions, negotiations and transactions related thereto).

(b) From the Company Balance Sheet Date through the date of this Agreement, there has not been any Company Material Adverse Effect.

(c) From the Company Balance Sheet Date and until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(b)(ii)(A), Section 6.01(b)(ii)(B), Section 6.01(b)(xi), Section 6.01(b)(xii), Section 6.01(b)(xiv) or Section 6.01(b)(xv).

Section 4.11 No Undisclosed Material Liabilities. As of the date hereof, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required under GAAP to be disclosed and provided for in a consolidated balance sheet of the Company, other than: (a) liabilities or obligations disclosed and accrued or reserved for or otherwise reflected in the Company Balance Sheet; (b) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date (none of which relate to a breach of Contract, breach of warranty, tort, infringement, violation of or liability under any Applicable Law or any Legal Action); (c) liabilities or obligations permitted by, or incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws; Permits.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are and have been at all times since January 1, 2020 in compliance with, and to the Knowledge of the Company, are not under investigation with respect to and have not been threatened in writing to be charged with or given written notice of any material violation of, any Applicable Law (including Maritime Guidelines).

(b) Each of the Company and its Subsidiaries has all licenses, permits, franchises, approvals, authorizations, registrations, certifications, accreditations and consents of all Governmental Authorities (collectively, the “Company Permits”) that are necessary pursuant to Applicable Law (including Environmental Law and Maritime Guidelines) to own, lease and operate its properties and assets (including the Company Vessels) and for the conduct of its business as presently conducted, except where the failure to be in possession of such Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any Company Permits, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 4.12(b) of the Company Disclosure Schedule, since January 1, 2020, none of Company or any of its Subsidiaries has received any written notice of any action pending or, to the Knowledge of the Company, threatened in writing by any Governmental Authority to revoke, withdraw, modify, restrict or suspend any Company Permit, and no event has occurred which, with or without the giving of notice, the passage of time, or both, has resulted in, or would reasonably be expected to result in, a revocation, withdrawal, modification, restriction or suspension of any Company Permit, except where such revocation, withdrawal, modification, restriction or suspension would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Compliance with Anti-Corruption and Anti-Money Laundering Laws; Sanctions.

(a) Since January 1, 2020, none of the Company or any of its Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, any of their other respective employees, agents or Persons acting on their behalf, has, in connection with or acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, made or offered any unlawful payment or kickback of any kind, or offered or promised to make any unlawful payment or kickback, of anything of value to any foreign or domestic government official, or otherwise for the purpose of (i) influencing any act or decision of such party in his or her official capacity, (ii) inducing such party to do or omit to do any act in violation of his or her lawful duties or (iii) inducing a government official to influence or affect any act or decision of any Governmental Authority; in each case, or otherwise, in violation of any Applicable Law governing corrupt practices, bribery, political contributions or money laundering or anti-terrorism, including the U.S. Foreign Corrupt Practices Act of 1977 (“Anti-Corruption Laws”). Except as set forth on Section 4.13(a) of the Company Disclosure Schedule, since January 1, 2020, none of the Company or any of its Subsidiaries or any of their respective directors or officers, or to the Knowledge of the Company, any of their other respective employees, agents or Persons acting on their behalf (1) has been a defendant in any unsealed qui tam, false claims act or similar false claims action, (2) has made any voluntary disclosure to any Governmental Authority, (3) has been subject to any Order or any material criminal, civil or administrative fine, litigation matter or penalty imposed by any Governmental Authority, or (4) has been party to, or has any reporting obligations pursuant to, any corporate integrity agreement, monitoring agreement, consent decree, certification of compliance agreement, deferred or non-prosecution agreement, settlement agreement or similar agreement with a Governmental Authority. The Company and its Subsidiaries have implemented and maintain in effect policies, procedures, and controls, including a system of internal accounting controls, which are reasonably designed to comply with applicable Anti-Corruption Laws, and have maintained reasonably complete and accurate books and records of payments, gifts, and other things of value provided to any agents, consultants, representatives, third parties, and Governmental Authorities.

(b) Neither the Company nor any of its Subsidiaries nor any of their directors or officers, nor to the Knowledge of the Company, any employees or agents of the Company or its Subsidiaries is currently or within the past five (5) years has been: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under any Ex-Im Laws; (iii) engaged in transactions, dealings, or activities that might reasonably be expected to cause such Person to become a Sanctioned Person; or (iv) in violation of any applicable Sanctions Laws and Ex-Im Laws. The Company and its Subsidiaries have, within the past five (5) years: (i) complied in all material respects with applicable Sanctions Laws and Ex-Im Laws; (ii) maintained in place and implemented controls and systems to comply with applicable Sanctions Laws and Ex-Im Laws; and (iii) not engaged in any dealings or transactions, direct or indirect, with, involving, or for the benefit of any Sanctioned Person or in any Sanctioned Country. Neither the Company nor any of its Subsidiaries nor any of their directors or officers, nor to the Knowledge of the Company, any employees or agents of the Company or its Subsidiaries has made any unlawful payment or given, offered, promised or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable Anti-Corruption Laws. Within the past five (5) years, neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Sanctions Laws, Ex-Im Laws, or Anti-Corruption Laws.

(c) The Company and its Subsidiaries do not engage in (i) the design, fabrication, development, testing, production or manufacture of “critical technologies” within the meaning of Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 4.14 Litigation.

(a) There is no Legal Action pending by or against, or, to the Knowledge of the Company, threatened in writing by or against, the Company or any of its Subsidiaries by or before (or, in the case of threatened Legal Action, that would be by or before) any Governmental Authority, or any Order outstanding against the Company or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since January 1, 2020, no Order or settlement agreement with a Governmental Authority has been entered that imposes any material continuing obligations on the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.14(b) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Legal Action and order, injunction, judgment or decree that (i) resulted in any criminal sanctions to the Company or its Subsidiaries since January 1, 2020, (ii) since January 1, 2020, resulted in an Order requiring payments in excess of $1,000,000, individually or in the aggregate, in each case by or against the Company or its Subsidiaries or, in their capacity as such, any of their respective officers or directors, or (iii) since January 1, 2020, imposed any injunctive relief with respect to, or that has imposed material restrictions on the operations or business of, the Company or its Subsidiaries.

Section 4.15 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.15(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and valid (and, with respect to Owned Real Property, marketable and record) title to, or to the extent not owned, valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business, in each case, free and clear of all Liens other than Permitted Liens.

(b) As of the date hereof, Section 4.15(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) all real property leased by or for the benefit of the Company or any of its Subsidiaries for which the Company or its Subsidiaries make minimum annual base rent payments of $250,000 (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Company has delivered or made available to Parent copies of all leases, subleases or licenses, and all material amendments and modifications thereof, with respect to the Leased Real Property (each, a “Real Property Lease”).

(c) Except as set forth on Section 4.15(c) of the Company Disclosure Schedule, (i) each Real Property Lease is valid and in full force and effect, (ii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to a Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Real Property Lease, and (iii) neither the Company nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under any Real Property Lease. The Company has not collaterally assigned or granted any mortgage or other security interest in any Real Property Lease or any interest therein (other than Permitted Liens). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no Liens on the estate or interest created by any Real Property Lease other than Permitted Liens.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received any written notice that all or any portion of Real Property is subject to any governmental order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Authority (or other party with the power of eminent domain) with or without payment of compensation therefor.

(e) Except for any Permitted Liens and as set forth in Section 4.15(e) of the Company Disclosure Schedule and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Real Property for its current use and (ii) all structures and other buildings on the Real Property are in good operating condition without structural defects, are suitable and sufficient for the current use thereof, and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear.

(f) The Real Property constitutes all material interests in real property currently used, occupied or held for use and necessary in connection with the business of the Company and its Subsidiaries as currently conducted.

Section 4.16 Intellectual Property; Data Privacy and Security.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or its Subsidiaries own all right, title and interest in all Intellectual Property owned by the Company or its Subsidiaries (the “Owned Intellectual Property”) free and clear of all Liens, other than Permitted Liens and (ii) all material items of Owned Intellectual Property that are registered or otherwise filed with the U.S. Patent and Trademark Office, U.S. Copyright Office, or equivalent foreign registering body anywhere in the world are subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(b) of the Company Disclosure Schedule: (i) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any valid and enforceable Intellectual Property rights of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating the Intellectual Property rights owned by the Company or its Subsidiaries; (iii) there is no material claim pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any valid and enforceable Intellectual Property rights of any Person; (iv) (A) none of the Owned Intellectual Property is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by the Company or its Subsidiaries and (B) there are no pending or, to the Knowledge of the Company, threatened claims or allegations seeking to challenge the validity, enforceability or ownership of the Company’s or any of its Subsidiaries’ rights in any material Intellectual Property owned by the Company or its Subsidiaries; and (v) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Intellectual Property owned by the Company or its Subsidiaries, the value of which to the Company and its Subsidiaries is contingent upon maintaining the confidentiality thereof.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(c) of the Company Disclosure Schedule, the IT Assets owned, used or held for use by the Company or any of its Subsidiaries: (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries; (ii) to the Knowledge of the Company, have not malfunctioned or failed within the past three (3) years and (iii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants, spyware and any other disabling or malicious code.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as set forth on Section 4.16(d) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have not, since January 1, 2020, experienced any unauthorized access to or other breach of security with respect to any IT Assets, Personal Information or trade secrets owned, used or held for use by the Company or any of its Subsidiaries; (ii) (A) the Company and its Subsidiaries have complied with all Applicable Laws and with their own respective privacy policies (“Privacy Policies”) relating to the collection, storage, use, processing, disclosure and transfer of any Personal Information and (B) neither the Company nor any of its Subsidiaries has received a complaint from any Governmental Authority or any other third party regarding its collection, storage, use, processing, disclosure or transfer of Personal Information that is pending or unresolved and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any such complaints; and (iii) the Company and its Subsidiaries have reasonably designed security measures in place to protect any Personal Information under their possession or control from any use or access that would violate Applicable Law, the Privacy Policies or any contractual obligations applicable to the Company or any of its Subsidiaries.

Section 4.17 Taxes. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except as set forth on Section 4.17 of the Company Disclosure Schedule:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Laws (taking into account all extensions), and all such Tax Returns are true, correct and complete. All Taxes that are due and payable by the Company or its Subsidiaries have been paid.

(b) Each of the Company and its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, except for any such Taxes being contested in good faith and for which adequate reserves have been established on the financial statements of the Company, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all such Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) There is no audit or Legal Action now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) Neither the Company nor any of its Subsidiaries has filed with any Governmental Authority any agreement extending or waiving the application of any statute of limitations applicable to any claim for, or the period for assessment and collection of, any Taxes.

(e) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) or any similar transaction under any similar provision of U.S. state or local or non-U.S. Law.

(f) There are no Liens in respect of or on account of Taxes on any of the assets or properties of the Company or any of its Subsidiaries, other than Permitted Liens.

(g) As of immediately before the Closing, neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group the common parent of which is the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor, or (iii) is a party to or bound by, or has any obligation under, any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and its Subsidiaries).

(h) Within the last three (3) years, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported to or intended to be governed in whole or in part by Section 355(a) of the Code.

(i) No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that the Company or its Subsidiary is or may be subject to taxation by such jurisdiction.

(j) The Company is, and at all times during its existence has been, an entity classified as an association taxable as a corporation for U.S. federal income tax purposes (and any applicable U.S. state or local tax purposes).

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule accurately and completely lists each material Company Plan. With respect to each Company Plan, the Company has made available to Parent correct and complete copies (or, to the extent no written plan exists, an accurate description thereof) of such plan and all material amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements and insurance contracts; (ii) the most recent determination, advisory or opinion letter received regarding the tax-qualified status of each Company Plan; (iii) the most recent financial statements for each Company Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Plan; and (vi) all actuarial valuation reports related to any Company Plans.

(b) Each Company Plan has been established, administered, funded and maintained in compliance with its terms and Applicable Law, including but not limited to ERISA and the Code, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan that is intended to qualify for special tax treatment, including without limitation under Section 401(a) of the Code, meets all applicable requirements for such treatment and, to the Company’s Knowledge, no circumstance exists that would reasonably be expected to result in the loss of such qualified status, (ii) the Company and its Subsidiaries, where applicable, have timely made all contributions, distributions, benefits, premiums, and other payments required by and due under the terms of each Company Plan and Applicable Law and accounting principles, and all benefits accrued under any unfunded Company Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP, (iii) no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate within the past six (6) years that has not been satisfied in full (other than with respect to amounts not yet due), (iv) except to the extent limited by Applicable Law, each Company Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Merger Sub, the Company, or any of its Subsidiaries (other than ordinary administration expenses and in respect of accrued benefits thereunder), (v) no Company Plan is presently or has within the three (3) years prior to the date hereof, been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, (vi) no Legal Action (other than routine claims for benefits) is pending against, or is threatened against, any Company Plan, (vii) neither the Company nor any of its Subsidiaries or any ERISA Affiliate has engaged in a transaction that could subject the Company, and of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA and (viii) all Company Foreign Plans (A) have been operated and maintained in accordance with their terms and all Applicable Laws and the requirements of such Company Foreign Plan’s governing documents and any applicable collective bargaining or other labor agreements, (B) if they are intended to qualify for special Tax treatment, meet all requirements for such treatment, and (C) if they are required to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with Applicable Law.

(c) Except as set forth in Section 4.18(c) of the Company Disclosure Schedule, no Company Plan is subject to Title IV of ERISA, and no Company Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), seniority premium, termination indemnity, provident fund, gratuity or similar plan or arrangement or has any unfunded or underfunded liabilities, and neither the Company nor any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has any current or contingent liability under or with respect to a plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(d) Except as set forth in Section 4.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries or any ERISA Affiliate currently contributes to, has contributed to within the last six (6) years, or has any current or contingent material liability under or with respect to, (i) any multiemployer plan (as such term is defined in Section 3(37) of ERISA (each, a “Multiemployer Plan”)), (ii) a “multiple employer plan,” as defined under Section 4064 of ERISA, Section 210 of ERISA or Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) Except as would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect or as set forth in Section 4.18(e) of the Company Disclosure Schedule, neither the Company, nor any of its Subsidiaries or any ERISA Affiliate, at any time, has: (i) incurred a withdrawal from a Multiemployer Plan resulting in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in the Company’s or any of its Subsidiaries’ joint and several obligation for any “withdrawal liability,” as defined under Section 4201 of ERISA without having fully satisfied any and all withdrawal liability for such a withdrawal; or (ii) entered into any contract or has any liability or obligations described in Section 4204 of ERISA; or (iii) engaged in any transaction (including the transactions contemplated by this Agreement) which has or could give rise to liability under Section 4069 or Section 4212(c) of ERISA. To the Company’s Knowledge, with respect to each Multiemployer Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate has contributed or been obligated to contribute in the last six (6) years or with respect to which any such entity has any current or contingent liability: (i) no such Multiemployer Plan is in insolvency or is expected to become insolvent or has undergone a mass withdrawal or is projected to have a mass withdrawal as defined under Section 4219(c)(1)(D) of ERISA so as to result, directly or indirectly, in withdrawal liability for the Company or any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA; (ii) no proceeding has been initiated by any Person (including the Pension Benefit Guaranty Corporation) to terminate any such Multiemployer Plan; and (iii) except as forth on Section 4.18(e) of the Company’s Disclosure Schedule, no such Multiemployer Plan is in endangered, critical or critical and declining status, within the meaning of Section 305 of ERISA.

(f) Except as set forth on Section 4.18(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would (i) entitle any current or former Company Service Provider to any material payment or material benefit (including any gross-up, indemnity or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code), or accelerate the time of payment, funding or vesting of any material compensation or material benefits whether under any Company Plan or otherwise, (ii) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Plan, (iii) result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code or give rise to the payment of any amount that would not be deductible by the Company, any of its Subsidiaries, or any of their respective Affiliates, by reason of Section 280G of the Code, or (iv) limit or restrict the right of the Company or any of its Subsidiaries to merge, amend or terminate any Company Plan.

(g) There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party which requires the Company or any of its Subsidiaries to pay a Tax gross-up payment to, or otherwise indemnify or reimburse, any Person with respect to any Tax-related payments under Section 409A of the Code or Section 4999 of the Code. Each plan, program, agreement or arrangement that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been established, documented, operated and maintained, in form and operation, in all material respects in compliance with Section 409A of the Code and all applicable regulations and guidance issued thereunder.

(h) No Company Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, any post-termination, post-ownership or post-retirement medical, dental, health, life insurance or other welfare benefits to any current or former Company Service Provider or any other Person (other than coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985 or Section 4980B of the Code or similar state Applicable Law (“COBRA”)).

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries (i) complies in all respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Patient Protection and Affordable Care Act, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute, and (ii) has not incurred (whether or not assessed), and is not reasonably expected to incur or to be subject to, any Tax or other penalty under Section 4980B, 4980D or 4980H of the Code or with respect to the reporting requirements under Sections 6055 and 6056 of the Code.

Section 4.19 Employee and Labor Matters.

(a) Except as set forth on Section 4.19(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement. To the Company’s Knowledge, as of the date hereof, there is no labor union organizing activity being conducted with respect to any segment of the Company Employees and, since January 1, 2020, there has been no labor dispute, grievance, arbitration, unfair labor practice or strike, lockout, picketing, hand billing, slowdown, concerted refusal to work overtime, or work stoppage against or affecting the Company or any of its Subsidiaries, in each case, pending or threatened in writing, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has, (i) in the last three (3) years, effectuated any plant closing, mass layoff, or other reduction in force subject to the Worker Adjustment and Retraining Notification Act or any similar state, local, or foreign Applicable Law (collectively, the “WARN Act”) without complying with the notice and other provisions of the WARN Act; or (ii) incurred any liability or obligation under the WARN Act that remains unsatisfied, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all Applicable Laws respecting labor and employment, including provisions thereof relating to fair employment practices, terms and conditions of employment, collective bargaining, unfair labor practices, reductions in force, equal employment opportunity, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, immigration, background checks, paid or unpaid leave, classification of employees and independent contractors, and wages and hours, and since March 1, 2020, have been in compliance with all Applicable Laws respecting COVID-19, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as provided in Section 4.19(c) of the Company Disclosure Schedule, since January 1, 2019, no Legal Action or other written notice of any non-compliance with any Applicable Law relating to labor or employment has been made or, to the Company’s Knowledge, threatened in writing against the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) (i) To the Company’s Knowledge, since January 1, 2020, no officer, director or Key Employee of the Company has been or is being investigated in connection with any misconduct or cover-up of misconduct related to discrimination or harassment based on sex, race, or any other prohibited characteristic, nor subject to any disciplinary action in connection with such misconduct, that could reasonably be expected to cause any material damage to the reputation or business of the Company or its Subsidiaries; (ii) no charges or written complaints of discrimination or harassment based on sex, race, or any other prohibited characteristic have been made against the Company, its Subsidiaries, or any of their officers, directors or Key Employees, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries have entered into any written settlement with any Company Service Provider relating to a charge or complaint by such Company Service Provider alleging discrimination or harassment based on sex, race, or any other prohibited characteristic.

(e) The Company has made available to Parent a true, complete and accurate list of each Company Service Provider from January 1, 2020 until the date of this Agreement, including, to the extent applicable and permissible by Applicable Law, employee or service provider name or unique identifier, job title, hire date, current employment status, exempt/non-exempt status, employment location and base salary.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries have implemented, in response to COVID-19, any material workforce reductions, material reductions in or material changes to compensation or to Company Plans, nor has the Company or any of its Subsidiaries applied for or received loans or payments under the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020 (the “CARES Act”), claimed any tax credits under the CARES Act, or deferred any Taxes under the CARES Act.

Section 4.20 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company, each of its Subsidiaries (and their respective operations) and the Company Vessels are, and have been since January 1, 2020, except for matters that have been fully resolved or for which the statute of limitations has expired or that have been listed in Section 4.20(a) of the Company Disclosure Schedule, have been in compliance with all Environmental Laws;

(b) except as set forth on Section 4.20(b) of the Company Disclosure Schedule, no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging that the Company, any of its Subsidiaries or any of the Company Vessels is in violation of, or has any liability under, any Environmental Laws, and there are no judicial, administrative or other Legal Actions or inquiries pending or, to the Company’s Knowledge, threatened in writing which allege a violation by, or liability of, the Company, any of its Subsidiaries or the Company Vessels under any Environmental Laws;

(c) none of the Company, any of its Subsidiaries or any Company Vessel has handled, stored, transported, disposed of, arranged for or permitted the disposal of, or released any Hazardous Substance, or owned or operated any property or facility (and, to the Knowledge of the Company, no such property or facility is contaminated by any Hazardous Substance) in a manner that has resulted or that could reasonably be expected to result in any liabilities of the Company, any of its Subsidiaries or any Company Vessel under Environmental Law;

(d) neither the Company nor any of its Subsidiaries has provided an indemnity with respect to, or otherwise assumed by Contract, any liability of any other Person, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; and

(e) the transactions contemplated by this Agreement will not result in any liabilities for site investigation or cleanup, or require the consent of any Person, pursuant to any Environmental Laws, including any so-called “transaction-triggered” or “responsible property transfer” requirements.

Section 4.21 Material Contracts.

(a) Except for (i) this Agreement and (ii) any Contracts disclosed in the Company SEC Documents, Section 4.21(a) of the Company Disclosure Schedule contains an accurate and complete list of each Contract in the categories described below in this Section 4.21(a), in each case, to which the Company or any of its Subsidiaries is a party, or by which the assets or properties of such Persons are bound, and under which the Company or any of its Subsidiaries has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise), in each case as of the date hereof (each, whether or not set forth on Section 4.21(a) of the Company Disclosure Schedule, a “Material Contract”):

(i) each Contract that (A) materially limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or with any Person, (B) contains any material “most favored nation” provision, exclusive dealing arrangement or arrangement that grants any call or put option, tag-along right, drag-along right, right of first refusal, right of first offer, right of first negotiation or similar preferential right to any other Person, (C) prohibits or materially limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets, (D) purports to limit in any material respect the ability of the Company or its Subsidiaries (or, at and after the Effective Time, Parent or its Subsidiaries) to hire, employ or enter into a similar arrangement with any Person (other than ordinary course employee non-solicit or non-compete restrictions), (E) provides for the Company or any Subsidiary to be the exclusive or preferred provider of any product or service to any Person, or (F) provides for any Person to be the exclusive or preferred provider of any product or service to the Company or any Subsidiary or that otherwise involves the granting by the Company or any Subsidiary to any Person of exclusive or preferred rights of any kind;

(ii) other than with respect to a partnership or entity that is wholly owned by the Company or any of its Subsidiaries, any partnership or joint venture Contracts, or any material strategic alliance, or joint development Contract;

(iii) each Contract evidencing outstanding Indebtedness of the Company (solely under clauses (a) and (b) of the definition of “Indebtedness”) or any of its Subsidiaries or any financial guaranty thereof in an amount, together with any undrawn commitments to fund Indebtedness under such Contract, in excess of $10,000,000, other than (A) Contracts among the Company and its wholly owned Subsidiaries and (B) financial guarantees entered into in the ordinary course of business with a value less than $10,000,000;

(iv) any Contract (excluding licenses for commercial off-the-shelf computer software or non-exclusive licenses granted in the ordinary course of business) to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries (A) is granted any license or right to use, or covenant not sue with respect to, any Intellectual Property of a Third Party or (B) has granted to a Third Party any license or right to use, or covenant not to sue with respect to, any Intellectual Property, and, in the case of both (A) and (B), which Contract is material to the Company and its Subsidiaries, taken as a whole;

(v) any collective bargaining agreement, works council agreement, labor or trade union contracts or other similar agreement with any union or other bargaining representative of any Company Employee (collectively, “Collective Bargaining Agreements”);

(vi) each Contract with any Company Service Provider that provides for any severance, retention, change in control, stay, transaction-based or similar bonuses or termination payments or benefits to such Company Service Provider with an aggregate value exceeding $1,000,000;

(vii) any Contract involving (A) a pending acquisition or sale of (or option to purchase or sell) any vessel or any other material asset, including any Company Vessel (other than acquisitions or dispositions of inventory in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets), in each case, other than with respect to the acquisition or sale of a vessel, involving assets with an aggregate fair market value not exceeding $10,000,000, (B) any acquisition or divestiture Contract that contains unpaid “earn out” or other similar contingent payment obligations that are reasonably expected to exceed $10,000,000 in the aggregate, or (C) any acquisition or divestiture Contract that contains material outstanding indemnity obligations;

(viii) any Contract that relates to the time or bareboat chartering (including time charters, bareboat charters or similar agreements with Governmental Authorities), management (technical and/or commercial), crewing, operation, stacking, finance leasing (including sale/leaseback or similar arrangements) or pooling of any Company Vessel that has resulted in payments to or by the Company or any of its Subsidiaries of more than $10,000,000 in the aggregate for the prior fiscal year;

(ix) any ship-sales, memorandum of agreement or other vessel acquisition Contract entered into since January 1, 2021 other than with respect to the Company Vessels and any Contract entered into since January 1, 2021 with respect to Newbuildings and the financing thereof, including performance guarantees, counter guarantees, refund guarantees, supervision agreements and plan verification services agreements;

(x) any Contract providing for an advance or capital contribution to, or investment in, any Person that is not the Company or its Subsidiaries, in each case, in amounts exceeding $10,000,000 over any 12-month period;

(xi) any Contract relating to financial (including interest rate and exchange rate) or commodities hedging, swaps, options, futures, forward contracts or similar arrangements, in each case, having an outstanding principal or notional amount in excess of $10,000,000;

(xii) any Contract involving the settlement, conciliation or similar resolution of any Legal Action that (A) obligates the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) to make payments after the date hereof in excess of $10,000,000, (B) imposes any continuing material non-monetary obligations (other than customary confidentiality obligations) on the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries), (C) involves the admission of criminal wrongdoing by the Company or its Subsidiaries (or, at and after the Effective Time, Parent and its Subsidiaries) or (D) is with any Governmental Authority;

(xiii) any Contract with any Governmental Authority involving payments to or by the Company or its Subsidiaries in an amount exceeding $1,000,000 in any calendar year during the term thereof;

(xiv) any Real Property Lease;

(xv) any Company Affiliate Contract;

(xvi) any Contract pursuant to which the Company or any of its Subsidiaries spent or received, in the aggregate, more than $10,000,000 during the twelve (12) months prior to the date hereof or could reasonably be expected to spend or receive, in the aggregate, more than $10,000,000 during the twelve (12) months immediately after the date hereof (including any Contract relating to any future capital expenditures by the Company or any of its Subsidiaries); and

(xvii) each Contract (including any side letters) governing or otherwise materially amending, modifying, supplementing any of the Exchangeable Notes Indenture or any of the Exchangeable Notes Hedge Obligations.

(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (or any breaches under any such Material Contract that arise by virtue of such Contracts having been shared with any Member), or as set forth on Section 4.21(b) of the Company Disclosure Schedule, as of the date hereof (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to any such Contract, is in violation of any provision thereof and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto. To the Knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew any Material Contract that would be material to the Company and its Subsidiaries, taken as a whole.

Section 4.22 Insurance.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as is customary for the industries in which the Company and its Subsidiaries operate and to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any such insurance policy, other than in connection with ordinary renewals.

(b) All material litigation covered by any of the policies has been properly reported to and accepted by the applicable insurer and there is no material claim by the Company or any of its Subsidiaries pending under any of such insurance policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. Neither the Company nor any of its Subsidiaries has incurred any material loss covered by any insurance policy and still pending for which it has not properly asserted a claim under such policy.

(c) Each insurable asset of the Company and its Subsidiaries is, as of the date of this Agreement, insured to its full replacement value, except where a failure of the assets to be so insured is not and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.23 Maritime Matters.

(a) Each vessel owned by the Company or one of its Subsidiaries (the “Company Vessels”) is, in all material respects, lawfully documented and registered in the name of its registered owner under the Applicable Laws where such vessel is registered and each such vessel and owner of such vessel complies in all material respects with all Applicable Laws in the jurisdiction where such Company Vessel is registered.

(b) Each Company Vessel is operated in compliance with all Maritime Guidelines which are applicable to such Company Vessel, except where such failure to be in compliance would not have a Company Material Adverse Effect. The Company or its applicable Subsidiary is qualified to own and operate the Company Vessels under the Applicable Laws of each Company Vessel’s flag state, except where such failure to be qualified would not have a Company Material Adverse Effect.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Vessel (A) is duly registered under its flag, (B) is seaworthy and maintained in class, (C) has all necessary national and international operating and trading certificates and endorsements (for the avoidance of doubt such certificates and endorsements may be extended due to delays in the ordinary course as a result of trading patterns, surveyor availability, COVID-19 Measures, drydock availability and/or similar operational matters), that are required for the operation of such Company Vessel in the trades and geographic areas in which it is operated, each of which is valid, and (D) has been classed by a classification society that is a member of the International Association of Classification Societies, and is fully in class with no significant material recommendations or notations, and (ii) no event has occurred and no condition exists that would cause any Company Vessel’s classification society to be suspended or withdrawn and all events and conditions that are required to be reported as to the class have been disclosed and reported to such Company Vessel’s classification society.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there has not been any incident on or with respect to any Company Vessel since the date of its most recent inspection or, with respect to any Company Vessel which has not been inspected, since the date of this Agreement and (ii) the Company Vessels are in substantially the same condition as at the Company Balance Sheet Date, subject to fair wear and tear.

(e) Prior to the date hereof, the Company has made available true, correct and complete copies of recent class or flag inspection reports related to each Company Vessel.

Section 4.24 Finders’ Fees. Except for Morgan Stanley & Co. LLC, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries (including by the Special Committee) who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25 Opinion of Financial Advisor. The Special Committee has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Special Committee, to the effect that, on the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Consideration (as defined therein) to be received by the Unaffiliated Shareholders pursuant to this Agreement is fair from a financial point of view to the Unaffiliated Shareholders, and such opinion has not been withdrawn, revoked, or modified. Prior to the execution of this Agreement, the Special Committee has delivered a copy of the opinion to the Board of Directors, solely for informational purposes and on a non-reliance basis, for use in connection with its consideration of the Special Committee’s recommendation to the Board of Directors and its evaluation and approval of the transactions contemplated hereby, including the Merger. The Company will make a copy of such opinion available to Parent, solely for informational purposes and on a non-reliance basis, promptly following the date of this Agreement and it is agreed and understood that such opinion may not be relied on by Parent or Merger Sub or any director, officer, employee or Affiliate of Parent or Merger Sub.

Section 4.26 Antitakeover Statutes. Assuming the representations and warranties set forth in the last sentence of Section 5.08(a) are true and correct, the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby and thereby from any antitakeover or similar statute or regulation or any limitations on mergers, business combinations and ownership of shares of the Company Common Shares as set forth in the Company’s articles of incorporation, and, accordingly, no such other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. Assuming the representations and warranties set forth in the last sentence of Section 5.08(a) are true and correct, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or regulations enacted under U.S. state or federal laws (collectively, “Anti-Takeover Laws”) apply to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.27 Transactions with Affiliates. Except for the Company Plans, any Contracts between the Company or its Subsidiaries, on the one hand, and Parent or any of its Affiliates (other than a Person who is a director of the Company), on the other hand, or as disclosed in the Company SEC Documents, Section 4.27 of the Company Disclosure Schedule sets forth a true and complete list of the Contracts (each a “Company Affiliate Contract”) that are in effect as of the date of this Agreement between the Company or any its Subsidiaries and any (i) present executive officer or director of the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director within the last five (5) years or, to the Knowledge of the Company, any of such officer’s or director’s immediate family members, (ii) Person who, to the Knowledge of the Company, is the record or beneficial owner of more than five percent (5%) of the Company Common Shares as of the date of this Agreement or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or its Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

Section 4.28 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties expressly set forth in (i) ARTICLE 5 of this Agreement or (ii) the Voting and Support Agreements, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent, Merger Sub, their respective Affiliates or Representatives or any other Person to the Company or any of its Representatives or Affiliates, and the Company hereby disclaims reliance on, and acknowledges and agrees that neither the Company nor any of its Affiliates or Representatives has relied on, any such other representation or warranty (including as to the accuracy or completeness of any information provided by Parent or Merger Sub to the Company), whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent or Merger Sub or any of their Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except, subject to Section 11.05, as set forth in the Parent Disclosure Schedule, each of Parent and Merger Sub represents and warrants to the Company, as follows:

Section 5.01 Corporate Existence and Power; Capitalization.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all corporate power and authority required to carry on its business as now conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since its incorporation on October 26, 2022, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. Merger Sub has never had a different name. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(b) The authorized share capital of Merger Sub consists of 1,000 common shares, par value $0.0001 per share. Merger Sub has 1,000 common shares, par value $0.0001 per share, issued and outstanding, all of which are entitled to vote generally and on the Merger. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and non-assessable and are owned by, and immediately prior to the Effective Time will be owned by, Parent, free and clear of all Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Merger Sub other than shares of such capital stock issuable by Merger Sub to Parent.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the corporate power of each of Parent and Merger Sub and, subject to Section 8.04, have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub. No vote of the shareholders of Parent is necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, and each of the Members has duly executed and delivered to Parent its written approval pursuant to the Joint Bidding Agreement to proceed with the execution of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions). At meetings duly called and held, (i) the boards of directors of Parent and Merger Sub have unanimously adopted resolutions authorizing, approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, (ii) the board of directors of Merger Sub has unanimously determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of Merger Sub and the sole shareholder of Merger Sub, and (iii) the board of directors of Merger Sub has directed that this Agreement be submitted to Merger Sub’s sole shareholder for adoption and approval.

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no authorization or other action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with applicable requirements of (i) Competition Laws and (ii) Foreign Investment Laws that are set forth on Section 4.03 of the Company Disclosure Schedule, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, including the filing with the SEC of the Schedule 13E-3 (including the Proxy Statement), (c) the filing of the Articles of Merger with the Registrar of Corporations of the Republic of the Marshall Islands and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and Merger Sub are qualified to do business, and (d) where failure to obtain any such authorization, take any such action, or make any such filing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03 and the approval by Merger Sub’s sole shareholder of this Agreement and the transactions contemplated hereby, including the Merger, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, or acceleration of any material right or obligation or the loss of any material benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or to which their respective properties or assets are subject, or (d) result in the creation or imposition of any Lien (other than any Permitted Lien) on any asset of Parent or any of its Subsidiaries, other than, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Disclosure Documents. The information supplied or to be supplied in writing by or on behalf of Parent, Merger Sub or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will not, at the time the Schedule 13E-3 is definitively filed with the SEC, at the time the Proxy Statement and Schedule 13E-3 are first mailed to the Company’s shareholders or at the time of the Company Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 do not apply to statements or omissions included or incorporated by reference in the Proxy Statement or Schedule 13E-3 based upon information supplied in writing by or on behalf of the Company or any of its Affiliates or Representatives specifically for use or incorporation by reference therein.

Section 5.06 Litigation. There is no Legal Action pending against, or, to the Knowledge of Parent, threatened in writing against, Parent or any of its Subsidiaries by or before (or, in the case of threatened Legal Action, that would be by or before) any Governmental Authority, or any Order outstanding against Parent or any of its Subsidiaries, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07 Finders’ Fees. Except for Citibank, N.A. or its Affiliate, whose fees will be paid by ONE or its Affiliates or Representatives (subject to reimbursement to the extent provided in this Agreement or another Transaction Document), there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Sub, or any Member who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.08 Ownership of Common Shares.

(a) Except for the Company Securities owned by the Specified Shareholders as listed on Section 5.08 of the Parent Disclosure Schedule, none of Parent, Merger Sub or their respective Affiliates (excluding FF Group and their Affiliates) (a) beneficially owns, directly or indirectly (including pursuant to any derivatives Contract), any Company Securities or Company Subsidiary Securities, (b) has any rights to acquire, directly or indirectly, any Company Securities or Company Subsidiary Securities or (c) owns any Company Securities or Company Subsidiary Securities, in each case other than as a result of the Agreement. Except as indicated on Section 5.08 of the Company Disclosure Schedule, Parent and the Specified Shareholders are the sole record or beneficial owners of, and have good and marketable title to, all of the Company Securities or Company Subsidiary Securities set forth (or required to be set forth) on Section 5.08 of the Company Disclosure Schedule, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Company Securities or Company Subsidiary Securities), other than encumbrances or restrictions imposed by applicable securities law, rules or regulations or pursuant to that certain Joint Bidding Agreement, dated as of August 4, 2022, by and among the Specified Shareholders, and ONE and as amended on the date hereof (in the form made available to the Company prior to the date hereof) (the “Joint Bidding Agreement”), and have, and will have at all times, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, such Company Securities and Company Subsidiary Securities. Parent and Merger Sub, and each entity that comprises Washington Family Holdings (as defined in the Joint Bidding Agreement) and FF Group (collectively, the “JBA Identified Parties”), is either Dennis Washington, Copper Lion, Inc. or Fairfax Financial Holdings Limited (the “Charter Identified Shareholders”), an Affiliate (as defined in the certificate of incorporation of the Company) of the Charter Identified Shareholders (together with the Charter Identified Shareholders, the “Identified Shareholders or Affiliates”), or a person (as defined in the certificate of incorporation of the Company) that purchased shares from the Identified Stockholders or Affiliates, and each party to the Joint Bidding Agreement other than the JBA Identified Parties is not an “Interested Stockholder” (as defined in the certificate of incorporation of the Company).

(b) As of the date hereof, as indicated in Fairfax Financial Holdings Limited’s Schedule 13D on file with the SEC (as amended through the date hereof) and the Company’s most recent Form 20-F, FF Group (i) own and hold good and valid title to all of the Rollover Shares and warrants (including the FFH Warrants) set forth on Section 5.08(b) of the Parent Disclosure Schedule (the “Rollover Equity”), free and clear of any liens or other restrictions on title that would prevent any Rollover Person from entering into this Agreement and the Rollover Agreement and consummating the Merger, (ii) have sole voting power, power of disposition, and power to issue instructions with respect to the Rollover Equity and power to agree to all of the matters applicable to such Rollover Person set forth in this Agreement, in each case, over all of the Rollover Equity and (iii) the FF Group owns no other securities (including debt securities) of the Company or any of its Subsidiaries or securities that are convertible, exercisable or exchangeable for such securities other than the Rollover Equity and the Company’s Series J Preferred Shares. Except as permitted by the Voting and Support Agreement (including pursuant to an Exempt Transfer (as defined thereunder)), all such Rollover Shares are now, and at all times prior to the earlier of the Closing and the termination of this Agreement will be, beneficially owned by FF Group and held by or on behalf of the Persons listed in Section 5.08(b) of the Parent Disclosure Schedule, or by a nominee or custodian for the benefit of such Persons.

(c) As of the date hereof, the equity interests of Parent are owned by the Persons and in the amounts set forth on Section 5.08(c)(i) of the Parent Disclosure Schedule. At the Effective Time (after giving effect to the transactions contemplated by this Agreement), the Fairfax Group and Washington Family Holdings (as defined in the Joint Bidding Agreement) will collectively own over 50% of the issued and outstanding shares of capital stock of Parent. Other than the certificate of incorporation, bylaws and stockholders’ agreement of Parent (collectively, the “Parent Governing Documents”), the Joint Bidding Agreement, the Equity Commitment Letters, the Voting and Support Agreements and the Rollover Agreements, there are no Contracts with respect to the ownership or governance of Parent. True and correct copies of such Contracts and documents have been made available to the Company. After the date each such Contract or document was made available and through the Effective Time, no such Contract or document has been amended, supplemented or modified, and no new Contracts have been entered into with respect to the ownership or governance of Parent, except, in each case, to the extent such amendments, supplements, modifications or new Contracts comply in all respects with the requirements set forth on Section 5.08(c) of the Parent Disclosure Schedule.

(d) There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units or Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of, or any security convertible or exchangeable for any shares of capital stock of, Parent, other than pursuant to the Contracts made available to the Company in accordance with Section 5.08(c) (including pursuant to any amendments, supplements or modifications thereto, or any new Contracts with respect to the ownership or governance of Parent, in each case, that comply in all respects with the requirements set forth on Section 5.08(c) of the Parent Disclosure Schedule).

Section 5.09 Equity Commitment Letter; Financing.

(a) Parent has delivered to the Company true, complete and fully executed copies of each Equity Commitment Letter dated as of the date hereof (including all exhibits, schedules, and annexes) (collectively, the “Equity Commitment Letters” and each, individually, an “Equity Commitment Letter”) from the Investors pursuant to which such Investors have committed, subject only to the terms and conditions set forth therein, to provide Parent and Merger Sub with equity financing in connection with the transactions contemplated hereby in the amounts set forth therein (collectively, the “Equity Financing”). Each Equity Commitment Letter provides that the Company is a third-party beneficiary thereof and has the right to specifically enforce Parent’s and Merger Sub’s rights thereunder directly, subject to the terms thereof and of this Agreement. Assuming (i) the transactions in the Rollover Agreements are consummated in accordance with the terms thereof, (ii) the Equity Financing is funded in accordance with the conditions set forth in the Equity Commitment Letters, and (iii) the satisfaction or waiver of each of the conditions set forth in Section 9.01 and Section 9.02 at the Closing, the aggregate proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letters, will provide financing sufficient to pay the aggregate Merger Consideration on such date (such amount, the “Required Amount”). Each Equity Commitment Letter (i) has not been amended, supplemented, terminated, withdrawn, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, withdrawal, rescission, waiver or modification is contemplated or pending as of the date hereof, and (ii) is a legal, valid and binding obligation of Parent, Merger Sub and the applicable Investor, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent, Merger Sub and the applicable Investor, subject to the effect of any applicable Enforceability Exceptions. As of the date hereof, none of Parent, Merger Sub, or the Investors is in default of or, in any material respect, breach under the terms and conditions of any of the Equity Commitment Letters, and no event has occurred (and on the Closing Date, assuming satisfaction of the conditions set forth in Section 9.01 and Section 9.02, no event shall have occurred and be continuing) which would (x) reasonably be expected to result in any breach in any material respect of or constitute a default under (or an event which with or without notice or lapse of time or both would result in any breach in any material respect of or constitute a default under) any Equity Commitment Letter, (y) reasonably be expected to result in a failure to satisfy a condition precedent under any Equity Commitment Letter, in each case, on the part of Parent, Merger Sub or the Investors, or (z) reasonably be expected to permit any party to such Equity Commitment Letters to terminate any Equity Commitment Letter, or fail to fund (or delay the funding of) the amounts contemplated under, such Equity Commitment Letters in an amount sufficient to satisfy the Required Amount on the Closing Date. Other than the Equity Commitment Letters and the Joint Bidding Agreement, as of the date of this Agreement there are no other agreements, side letters or arrangements to which Parent or any Member is a party relating to the funding or investing, as applicable, of the Equity Financing that could affect the availability of the Equity Financing or any portion thereof on the Closing Date. As of the date hereof, no Investor has notified Parent of its intention to terminate any commitment set forth in its Equity Commitment Letter or not to provide its portion of the Equity Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters as disclosed to the Company prior to the date hereof. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 9.01 and Section 9.02, Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Equity Financing to be satisfied by it, or that the Equity Financing will not be available to Parent on the Closing Date.

(b) Assuming the satisfaction of the conditions set forth in Section 9.01, Parent and Merger Sub acknowledge and agree that their obligation to consummate the transactions contemplated by this Agreement and the other Transaction Documents is not and will not be subject to the receipt by Parent or Merger Sub of any financing or the consummation of any other transaction and in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.10 Rollover Agreements(a) . Parent has delivered to the Company true, complete and fully executed copies of each Rollover Agreement, dated as of the date hereof (including all exhibits, schedules, and annexes), to be entered into in connection with the transactions contemplated hereby. Each Rollover Agreement provides that the Company is a third-party beneficiary thereof and has the right to specifically enforce Parent’s rights thereunder directly, subject to the terms thereof and of this Agreement. Each Rollover Agreement (i) has not been amended, supplemented, terminated, withdrawn, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, withdrawal, rescission, waiver or modification is contemplated or pending as of the date hereof, and (ii) is a legal, valid and binding obligation of Parent and the applicable Person(s) whose Rollover Shares are the subject thereof (each, a “Rollover Person” and collectively, the

“Rollover Persons”), is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and the applicable Rollover Person, subject to the effect of any applicable Enforceability Exceptions. As of the date hereof, none of Parent or the Rollover Persons is in default of or breach under the terms and conditions of any of the Rollover Agreements, and no event has occurred (and on the Closing Date, assuming satisfaction of the conditions set forth in Section 9.01 and Section 9.02, no event shall have occurred and be continuing) which would (x) reasonably be expected to result in any breach of or constitute a default under (or an event which with or without notice or lapse of time or both would result in any breach of or constitute a default under) any Rollover Agreement, (y) reasonably be expected to result in a failure to satisfy a condition precedent under any Rollover Agreement, in each case, on the part of Parent or the Rollover Persons, or (z) reasonably be expected to permit any party to such Rollover Agreements to terminate any Rollover Agreement, in each case, other than failures of the condition to Parent’s obligation to consummate the Merger hereunder as provided under Section 9.01 or Section 9.02. Other than the Rollover Agreements and the Joint Bidding Agreement, as of the date of this Agreement there are no other agreements, side letters or arrangements to which Parent, Merger Sub or any Rollover Person is a party that could affect the ability to consummate the Rollover Investment on the Closing Date. As of the date hereof, no Rollover Person has notified Parent of its intention to terminate, or not to enter into, any Rollover Agreement. There are no conditions precedent or other contingencies related to the Rollover Investment, other than as expressly set forth in the Rollover Agreements as disclosed to the Company prior to the date hereof. As of the date of this Agreement and assuming satisfaction of the conditions set forth in Section 9.01 and Section 9.02, Parent has no reason to believe that the Rollover Investment will not be consummated on the Closing Date.

Section 5.11 Voting Agreement(a) . Parent has delivered to the Company true, complete and fully executed copies of each Voting and Support Agreement, dated as of the date hereof (including all exhibits, schedules, and annexes), to be entered into in connection with the transactions contemplated hereby. Each Voting and Support Agreement provides that the Company is a third-party beneficiary thereof and has the right to specifically enforce Parent’s rights thereunder directly, subject to the terms thereof and of this Agreement. Each Voting and Support Agreement (i) has not been amended, supplemented, terminated, withdrawn, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, withdrawal, rescission, waiver or modification is contemplated or pending as of the date hereof, and (ii) is a legal, valid and binding obligation of Parent and each of the other parties thereunder (collectively, the “Voting Agreement Persons”), is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and the applicable Voting Agreement Person, subject to the effect of any applicable Enforceability Exceptions. As of the date hereof, none of Parent or the Voting Agreement Persons is in default of or breach under the terms and conditions of any of the Voting and Support Agreements, and no event has occurred (and on the date of the Company Shareholder Meeting, no event shall have occurred and be continuing) which would (x) reasonably be expected to result in any breach of or constitute a default under (or an event which with or without notice or lapse of time or both would result in any breach of or constitute a default under) any Voting and Support Agreement, (y) reasonably be expected to result in a failure to satisfy a condition precedent under any Voting and Support Agreement, in each case, on the part of Parent or the Voting Agreement Persons, or (z) reasonably be expected to permit any party to such Voting and Support Agreements to terminate any Voting and Support Agreement. Other than the Joint Bidding Agreement, as of the date of this Agreement there are no other agreements, side letters or arrangements to which Parent, Merger Sub or any Voting Agreement Person is a party that could affect the ability of any party thereto to carry out its obligations under the Voting and Support Agreements when required thereby. As of the date hereof, no Voting Agreement Person has notified Parent of its intention to terminate, or not to enter into, any Voting and Support Agreement. There are no conditions precedent or other contingencies related to the obligations set forth in the Voting and Support Agreements, other than as expressly set forth in the Voting and Support Agreements as disclosed to the Company prior to the date hereof. As of the date of this Agreement, Parent has no reason to believe that transactions contemplated by the Voting and Support Agreements will not be consummated when required thereby.

Section 5.12 Expense Reimbursement Agreement(a) . Concurrently with the execution of this Agreement, each party thereto has delivered to the Company a duly executed Expense Reimbursement Agreement. The Expense Reimbursement Agreement is (a) a legal, valid and binding obligation of the respective parties thereto (other than the Company), (b) enforceable against such parties in accordance with their terms (subject to the effect of any applicable Enforceability Exceptions) and (c) in full force and effect and has not been (and will not be, except in accordance with the terms thereof) amended or modified. As of the date hereof, there is no default or breach under the Expense Reimbursement Agreement by any party thereto (other than the Company), and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of any party thereto (other than the Company).

Section 5.13 Solvency. None of Parent or Merger Sub is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates or of the Company or any of its Subsidiaries. Assuming (a) the satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in ARTICLE 4 of this Agreement, and (c) after giving effect to the transactions contemplated by this Agreement, including the Rollover Investment, the Equity Financing, and the Merger (including payment of the Required Amount), Parent, the Surviving Corporation, and their respective Subsidiaries, on a consolidated basis, will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent,” when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with Applicable Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses or transactions in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its debts and liabilities, including contingent and other liabilities, as they become absolute and mature and become due in the usual course of its affairs.

Section 5.14 Certain Agreements. As of the date hereof, other than the Joint Bidding Agreement, the Confidentiality Agreement, the Reverse Confidentiality Agreement, the Equity Commitment Letters, the Voting and Support Agreements, the Expense Reimbursement Agreement and the Rollover Agreements, there are no Contracts (a) between Parent or Merger Sub or any of their Affiliates, on the one hand, and any member of the Company’s management or the Board of Directors, on the other hand, relating in any way to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time (including pursuant to which any member of management has agreed to (i) remain as an employee of the Company, Parent or any Affiliate of the Company or Parent following the Effective Time (other than pursuant to any employment Contracts with the Company or a Company Subsidiary in effect as of the date hereof), (ii) contribute or “roll-over” any portion of such employee’s Company Common Shares, Company Options, Company Phantom Shares or Company RSUs to the Company, Parent, or any Affiliate of the Company or Parent or (iii) receive any capital stock or equity securities of the Company, Parent, or any Affiliate of the Company or Parent), (b) between Parent or Merger Sub or any of their Affiliates, on the one hand, and any stockholder of the Company, on the other hand, relating in any way to the transactions contemplated by this Agreement (including, without limitation, pursuant to which such stockholder has agreed to vote in favor of the adoption of this Agreement), or (c) between any Member or any of its Affiliates, on the one hand, and any other Member or any of such other Member’s Affiliates, on the other hand, relating in any way to the transactions contemplated by this Agreement.

Section 5.15 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties expressly set forth in ARTICLE 4, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company, its Affiliates or Representatives or any other Person to Parent, Merger Sub, or any of their respective Representatives or Affiliates, and each of Parent and Merger Sub hereby disclaims reliance on, and acknowledges and agrees that none of Parent, Merger Sub, their respective Affiliates or any Representatives of any of the foregoing has relied on any such other representation or warranty (including as to the accuracy or completeness of any information provided by the Company), whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of its Representatives or Affiliates with respect to any one or more of the foregoing. Each of Parent and Merger Sub further acknowledges and agrees that the Company makes no representation or warranty, and that none of Parent, Merger Sub, any of their respective Affiliates or Representatives of any of the foregoing has relied on any representation or warranty, with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries, in each case, whether heretofore or hereafter delivered to or made available to Parent, Merger Sub or their respective Representatives or Affiliates.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. Except (t) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (u) as expressly permitted, required or contemplated by this Agreement, (v) as set forth in Section 6.01 of the Company Disclosure Schedule, (w) as required by Applicable Law, (x) pursuant to the terms of any Company Plan in effect as of the date hereof, (y) in connection with any reasonable action taken, or omitted to be taken, pursuant to any COVID-19 Measures or which is otherwise taken, or omitted to be taken, in reasonable response to COVID-19 in good faith, from the date hereof until the Effective Time (provided that the Company shall consult if legally permissible with Parent in good faith prior to taking such actions to the extent reasonably practicable under the circumstances), or (z) as expressly required or contemplated by any Contract between the Company or any of its Subsidiaries, on the one hand, and ONE or any of its Affiliates, on the other hand, the Company (a) shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (1)(A) operate the Company Vessels, or cause the Company Vessels to be operated, (i) in a customary manner consistent with past practice, (ii) in accordance with the requirements of the class and flag state of each of the Company Vessels and the applicable manager’s safety management systems and (iii) in compliance with the requirements of port states with which each Company Vessel trades and (B) in the ordinary course of business maintain the Company Vessels, or cause the Company Vessels to be maintained, in good working condition and (2) use commercially reasonable efforts to preserve substantially intact its business, organization, assets and properties, and (3) use commercially reasonable efforts to preserve in all material respects its relationships with any customers, suppliers and any other Persons with which it has material business relations; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.01(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.01(b), and (b) shall not, and shall not permit any of its Subsidiaries to:

(i) amend its articles of incorporation, bylaws or other similar organizational documents;

(ii) (A) split, combine or reclassify any shares of its capital stock, (B) other than as expressly contemplated by Section 6.07, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries and dividends payable to the holders of the Designated Company Preferred Shares, (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except (x) as required by the terms of the Company Stock Plan with respect to any Company Options, Company RSUs and Company Phantom Shares, in each case, that are issued and outstanding as of the date hereof or after the date hereof in accordance with clause (iii) below, (y) pursuant to the terms of the Exchangeable Notes Indenture or (z) pursuant to an exercise of the Capped Calls or otherwise pursuant to their terms or (D) enter into any agreement with respect to the voting of any Company Securities or Company Subsidiary Securities;

(iii) (A) except for long-term incentive awards granted in the ordinary course of business in connection with the Company’s year-end compensation review in an aggregate target amount not to exceed an amount equal to 120% of the aggregate grant date fair value of all equity and equity-based incentive awards granted in the ordinary course of business in connection with the Company’s year-end compensation review for the 2021 calendar year, issue, grant, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (1) any Company Common Shares upon the exercise of Company Options that are issued and outstanding as of the date hereof, in accordance with their terms, (2) any Company Common Shares upon the settlement of Company RSUs or Company Phantom Shares that are issued and outstanding as of the date hereof, in accordance with their terms, (3) any Company Common Shares in the ordinary course in accordance with the Company’s current dividend reinvestment program for interested shareholders that have elected to reinvest all or a portion of cash dividends received to purchase Company Common Shares, and (4) any Company Subsidiary Securities to the Company or any other wholly owned Subsidiary of the Company or (B) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan;

(iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, (A) any business or any division thereof or all or substantially all of the assets of, equity or voting securities in, any Person or (B) any vessel, other than, (x) acquisitions of assets, properties, inventory, equipment, supplies and materials in the ordinary course of business, (y) acquisitions pursuant to existing Material Contracts or (z) acquisitions contemplated by the business plan set forth in Section 6.01(b)(iv) of the Company Disclosure Schedule (the “Approved Business Plan”);

(v) sell, assign, transfer, convey, lease, license, abandon, allow to lapse or expire, subject to or, grant or suffer to exist any Lien (other than Permitted Liens) on, or otherwise dispose of any of its material assets, securities, properties, interests or businesses, other than (A) the sale or licensing of goods and services (including licenses of Intellectual Property) to customers, suppliers, vendors, partners and other Persons in the ordinary course of business, (B) disposals of obsolete or worthless assets at the end of their scheduled retirement, (C) pursuant to Contracts in effect on the date hereof and (D) transfers among the Company and its wholly owned Subsidiaries, or among the wholly owned Subsidiaries of the Company;

(vi) make any material loans, advances or capital contributions to, or investments in, any other Person (other than (A) advances of business expenses to employees in the ordinary course of business, (B) accounts receivable from customers in the ordinary course of business, (C) loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries, (D) investments of cash in the ordinary course of business not in excess of $10,000,000 in the aggregate, (E) advances of expenses to any director or officer of the Company or its Subsidiaries in connection with advancement obligations in effect on the date of this Agreement or (F) investments constituting Cash Equivalents in the ordinary course of business);

(vii) incur any indebtedness for borrowed money or guarantees thereof, other than (A) pursuant to any agreements in effect as of the date hereof (as such agreements may be amended, amended and restated, supplemented or otherwise modified in a manner that (1) does not increase the borrowing capacity thereunder and (2) does not restrict the transactions contemplated by this Agreement), (B) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of Indebtedness of any wholly owned Subsidiary of the Company, (C) any obligations under the Company’s existing Contracts as of the date hereof to post additional cash collateral under any letters of credit existing as of the date hereof, (D) other indebtedness for borrowed money not in excess of $50,000,000 in the aggregate (with individual expenditures subject to the Company’s normal governance procedures), in the case of this clause (D), solely to the extent such indebtedness permits the transactions contemplated by this Agreement and is in form and substance reasonably acceptable to Parent, (E) as contemplated in the Approved Business Plan or (F) pursuant to any Permitted Replacement Indebtedness Facilities; provided that any indebtedness incurred pursuant to the foregoing clauses (A), (D) and (E) shall not be used to repay, redeem or otherwise retire any outstanding principal amount of indebtedness under any indebtedness facilities specified on Section 9.02(e) of the Company Disclosure Schedule, other than to the extent permitted to be incurred pursuant to Section 6.08;

(viii) make any material new capital expenditures, other than (A) in the ordinary course of business, (B) capital expenditures provided for in the Approved Business Plan or (C) other capital expenditures not in excess of $5,000,000 individually or $20,000,000 in the aggregate;

(ix) other than with respect to any Legal Action the settlement of which would be fully covered by the Company’s existing insurance policies, settle any material Legal Action before a Governmental Authority, other than settlements in the ordinary course of business that involve only the payment of money damages (A) not in excess of $500,000 individually or $1,000,000 in the aggregate or (B) consistent with the reserves reflected in the Company’s balance sheet at September 30, 2022;

(x) except as required under the terms of any Company Plan or Contract in effect on the date hereof (including, for the avoidance of doubt, any Collective Bargaining Agreement), as contemplated by this Agreement or for immaterial actions to mitigate the impact of any Section 280G excise taxes (provided that in no event shall any such action include an agreement to make gross-up payments), (A) materially increase the compensation or benefits of any Company Service Provider, (B) establish, adopt, enter into, terminate, materially amend, or take any action to accelerate payment, vesting, funding or other rights under any Company Plan or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Plan, other than contributions required by Applicable Law, the terms of such Company Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice, (C) partially or completely withdraw from any Multiemployer Plan, or (D) hire or terminate any Key Employee, other than hiring Key Employees to fill existing vacancies or vacancies caused by resignation or termination (with or without cause) after the date hereof of Key Employees, in any case, in the ordinary course of business consistent with past practice;

(xi) change the Company’s methods, principles, policies, practices or procedures of accounting, except as required by changes in GAAP or in Regulation S-X under the 1934 Act;

(xii) make, change or rescind any material Tax election (except in the ordinary course of business consistent with past practice), change any annual Tax accounting period, adopt or make any material change in its method of Tax accounting, file any material Tax Return in a jurisdiction in which neither the Company nor its Subsidiaries previously filed, file any material amended Tax Returns or claims for material Tax refunds, engage in any voluntary disclosure or similar process with a Taxing Authority with respect to a material Tax, extend or waive the statute of limitations with respect to the assessment of any material Tax (except for automatically granted extensions or waivers), enter into any material closing agreement, settle or compromise any material Tax claim, audit or assessment (except in the ordinary course of business consistent with past practice), or surrender (to Persons other than the Company or any of its Subsidiaries) or settle any right to claim a material Tax refund, offset or other material reduction in Tax liability, in each case, other than as required by Applicable Law;

(xiii) merge or consolidate with any other Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xiv) terminate, cancel or fail to renew any material insurance coverage maintained by the Company or any of its Subsidiaries with respect to any of their respective material assets without replacing such coverage with a comparable amount of insurance coverage, unless (A) such coverage is not available on commercially reasonable terms or (B) lesser coverage amounts are reasonably appropriate in light of changes to the Company’s and its Subsidiaries’ business (including termination of leases in accordance with the terms hereof);

(xv) except in the ordinary course of business, (A) enter into any Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement or (B) amend or modify in any material respect (excluding extensions in the ordinary course of business), terminate (excluding any expiration in accordance with its terms) or waive any material right, benefit or remedy under any Material Contract;

(xvi) enter into, amend or modify the terms of any Contract with any Person covered under Item 404 of Regulation S-K under the 1933 Act or make any payment to any Person covered under Item 404 of Regulation S-K under the 1933 Act (other than payments, transactions or benefits pursuant to Company Plans made available to Parent prior to the date hereof);

(xvii) make any contributions to any Company Plan or Multiemployer Plan subject to Section 302 of ERISA and Section 412 of the Code, except: (i) in the minimum amount necessary to satisfy the requirements of Section 302(a) of ERISA and Section 412(a) of the Code, or (ii) in the minimum amounts required by the Company’s Collective Bargaining Agreements or Section 515 of ERISA;

(xviii) amend, modify, supplement or terminate the Exchangeable Notes Indenture or any Capped Call Confirmation or take any action that would result in a change to the Exchange Rate (as defined in the Exchangeable Notes Indenture as in effect on the date hereof) or a Potential Adjustment Event or otherwise an adjustment to the Option Entitlement, Strike Price or Cap Price (each as defined in the Capped Call Confirmations as in effect on the date hereof) (other than as contemplated pursuant to Section 8.09); or

(xix) agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that: (A) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (B) prior to the Closing, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (C) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 6.01 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any Applicable Law.

Section 6.02 Company Shareholder Meeting. The Company shall (a) as soon as reasonably practicable, but not later than ten (10) Business Days following the earliest of (x) confirmation from the SEC that it has no further comments on the Schedule 13E-3 (including the Proxy Statement) and (y) confirmation from the SEC that the Schedule 13E-3 (including the Proxy Statement) is not to be reviewed, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of all shares (whether or not entitled to vote) of the Company as of the record date established for, a meeting of shareholders of the Company (the “Company Shareholder Meeting”) to consider and vote upon the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby; (b) as promptly as reasonably practicable, take all actions necessary (including setting a record date in accordance with the MIBCA, conducting broker searches in accordance with the 1934 Act, and any other required actions) in order to comply with the foregoing, the MIBCA, the Company’s organizational documents and the applicable requirements of the NYSE; and (c) as promptly as reasonably practicable following the commencement of the mailing of the Proxy Statement, convene and hold the Company Shareholder Meeting, provided that the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee, in each case, acting on behalf of the Company, may (in consultation with Parent) adjourn or postpone the Company Shareholder Meeting to a later date (i) with Parent’s consent, (ii) to the extent that such adjournment or postponement is reasonably necessary to allow additional time for the filing and distribution of any supplement or amendment to the Proxy Statement that the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee has determined in good faith after consultation with their respective outside counsel and Parent is required by Applicable Law and for such supplement or amendment to be reviewed by the holders of Company Common Shares within a reasonable amount of time in advance of the Company Shareholder Meeting, (iii) after consultation with Parent and, without the consent of Parent, on no more than two (2) occasions for up to ten (10) Business Days each, to allow solicitation of additional proxies necessary to obtain the Company Shareholder Approval, or to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting, or (iv) as otherwise required by Applicable Law; provided that the Company shall, if requested by Parent, postpone or adjourn the Company Shareholder Meeting (x) for the absence of quorum or (y) for up to ten (10) Business Days to allow additional solicitation of votes if necessary in order to obtain the Company Shareholder Approval; provided, however, that in each case, without the written consent of Parent, the Company shall not be permitted to postpone or adjourn the Company Shareholder Meeting for more than twenty (20) Business Days after the date of the most recently adjourned meeting or to a date after the date that is later than three (3) Business Days prior to the End Date. Notwithstanding the foregoing, the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee, in each case, acting on behalf of the Company, may adjourn or postpone the Company Shareholder Meeting to a date no later than the second Business Day after the expiration of the periods contemplated by Section 6.04(d). The Company agrees that no matters shall be brought before the Company Shareholder Meeting other than the adoption of this Agreement and approval of the Merger and other transactions contemplated hereby, and any related and customary procedural matters (including a proposal to adjourn the meeting to allow additional solicitation of votes).

Section 6.03 Access to Information.

(a) From the date hereof until the Effective Time or the earlier termination of this Agreement in accordance with its terms, subject to Applicable Law, solely for the purpose of facilitating the Closing, the Company shall (i) give Parent and its Representatives, upon reasonable prior notice, reasonable access during normal business hours to the personnel, offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request in writing and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 6.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by the employees of the Company or its Subsidiaries of their normal duties. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (A) if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws, Foreign Investment Laws, privacy laws and COVID-19 Measures) or a binding agreement entered into prior to the date of this Agreement, (B) protected by attorney-client privilege (whether owned by the Company, the Board of Directors or the Special Committee) to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts, (C) concerning Acquisition Proposals, which shall be governed by Section 6.04, or (D) regarding the deliberations of the Board of Directors or the Special Committee with respect to the transactions contemplated by this Agreement or any similar transaction or transactions with any other Person (which shall be governed by Section 6.04 as applicable), the entry into the Agreement or any Transaction Document, or any materials provided to the Board of Directors or the Special Committee in connection therewith.

(b) All information exchanged pursuant to Section 6.03(a) shall be subject to the confidentiality agreement dated as of October 13, 2022, between the Company and Parent (the “Confidentiality Agreement”).

(c) During the period between the date hereof and the Closing Date, the Company and its Representatives shall cooperate with Parent and its Representatives with respect to providing information and making the required determinations with respect to the identification of, and the potential impact and liabilities under Section 280G of the Code associated with, current or former Company Service Providers who are or may be determined to be “disqualified individuals” (within the meaning of Section 280G of the Code) as a result of, or due to, the transactions contemplated by this Agreement.

Section 6.04 No Solicitation; Other Offers.

(a) No-Shop. Except as permitted by the terms of this Section 6.04, from the execution of this Agreement until receipt of the Company Shareholder Approval or the earlier termination of this Agreement in accordance with its terms, the Company (including the Board of Directors and the Special Committee) shall not, shall cause its Subsidiaries not to, and shall and shall direct and cause each of its Subsidiaries to use its reasonable best efforts to cause each of its or their respective Representatives not to (i) solicit or take any action to solicit, initiate, knowingly facilitate or knowingly encourage the submission of any expression of interest, inquiry, proposal or offer that constitutes an Acquisition Proposal or the making of any expression of interest, inquiry proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with, any Third Party, in each case with respect to an Acquisition Proposal or any expression of interest, inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (iii) permit, make, or resolve to permit or make, an Adverse Recommendation Change, or (iv) authorize, cause or permit the Company or any of its Subsidiaries to enter into or adopt or approve any agreement in principle, letter of intent, memorandum of understanding, merger Contract, acquisition Contract or other Contract other than an Acceptable Confidentiality Agreement (each, an “Alternative Transaction Agreement”) (A) constituting or that would reasonably be expected to lead to any Acquisition Proposal or (B) requiring it to abandon, terminate or otherwise fail to consummate the Merger and the other transactions contemplated by this Agreement; provided, that, notwithstanding the foregoing or anything to the contrary in this Agreement, the Company (including the Board of Directors (acting solely upon the recommendation of the Special Committee) and the Special Committee) and its Subsidiaries and its and their Representatives may: (x) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person or group not in breach, in any material respect, of this Section 6.04 to determine whether such inquiry or proposal constitutes or would reasonably be expected to lead to an Acquisition Proposal or a Superior Proposal and (y) inform a Person or group that has made an Acquisition Proposal of the provisions of this Section 6.04.

(b) Exceptions. Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Shareholder Approval:

(i) the Company (including the Special Committee or the Board of Directors acting solely in accordance with the recommendation of the Special Committee), directly or indirectly through its or their Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made an unsolicited offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal not resulting, in whole or in part, from a breach, in any material respect, of this Section 6.04, if the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee has reasonably determined in good faith, after consultation with its outside legal counsel and financial advisor, based on information then available, that (1) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (2) failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to the Company shareholders under Applicable Law and (B) furnish to such Third Party or its Representatives (after making the determination set forth in the foregoing clause (A)) information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries pursuant to and in accordance with an Acceptable Confidentiality Agreement; provided that, to the extent that any information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access, in each case which was not previously provided to or made available to Parent in connection with this transactions contemplated hereby, such information or access is provided or made available to Parent substantially concurrently with, or promptly following, the time such Third Party is provided such information or access; and

(ii) subject to compliance with the rest of this Section 6.04 (including Section 6.04(d)), the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee may, (A) in response to an unsolicited offer, inquiry, proposal or indication of interest with respect to a written Acquisition Proposal not resulting, in whole or in part, from a breach, in any material respect, of this Section 6.04 and that the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to enter into a definitive agreement for a Superior Proposal, or (B) in response to an Intervening Event, make an Adverse Recommendation Change, if, in each case of clauses (A) and (B), the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company shareholders under Applicable Law. For the avoidance of doubt, the Company may not terminate this Agreement pursuant to Section 10.01(d)(i) unless it pays, or causes to be paid, to Parent the Termination Fee immediately prior to or concurrently with such termination, in accordance with Section 11.04.

In addition, nothing contained herein shall prevent the Company or the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee from (A) taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act or Item 1012(a) of Regulation M-A promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors nor the Special Committee may recommend any Acquisition Proposal unless permitted by Section 6.04(b)(ii) and even if permitted by the foregoing, is subject to the rights of Parent set forth in this Agreement); (B) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act; or (C) making any disclosure not related to an Acquisition Proposal to the shareholders of the Company that is required by Applicable Law or with respect to which the Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. The Company shall cause each of its and its Subsidiaries’ Representatives to comply with this Section 6.04 and shall be responsible for any breach by such Representatives hereof (other than, in each case, any Representatives that are also Representatives or Affiliates of Parent, or that are Representatives of such Affiliates of Parent).

(c) Required Notices. From and after the date hereof, the Company shall notify Parent in writing (whether before or after the Company Shareholder Approval is obtained and which notice shall not constitute an Adverse Recommendation Change) promptly after receipt (but in no event later than twenty four (24) hours thereof) by the Company of any Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case that would reasonably be expected to lead to an Acquisition Proposal and keep Parent reasonably informed of the status of discussions and negotiations relating to such Acquisition Proposal, including promptly (but in no event later than twenty four (24) hours after receipt) providing Parent with (i) the identity of the Third Party making such Acquisition Proposal or request, (ii) a summary of all material correspondence with respect to such Acquisition Proposal, and (iii) an unredacted copy of such Acquisition Proposal (and any other Contracts that form a part of such Acquisition Proposal, subject to customary redactions of any debt financing documents), or where such Acquisition Proposal is not in writing, a description of the material terms thereof, sent or provided to the Company or any of its Subsidiaries in connection therewith. For the avoidance of doubt, the foregoing shall not in any way permit the Company to entertain or engage in discussions regarding an Acquisition Proposal following the Company Shareholder Approval.

(d) Last Look. Neither the Board of Directors, the Special Committee, nor the Company shall take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least three (3) Business Days prior to taking such action (the “Notice Period”), of its intention to take such action, specifying, in reasonable detail, the reasons for taking such action, and attaching a copy of any proposed agreements for the Superior Proposal, if applicable, (ii) during the Notice Period, if requested in writing by Parent, the Company has (through the Special Committee) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee, as applicable, to maintain the Company Recommendation and not make an Adverse Recommendation Change or, in the case of a Superior Proposal, terminate this Agreement, and (iii) following the expiration of the Notice Period, the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee determines in good faith, taking into account any amendments to the terms of this Agreement, the Equity Commitment Letters and the Rollover Agreements proposed by Parent, that the failure to effect an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties to the Company shareholders under Applicable Law; provided, however, that in the event of any material revision or amendment to the terms of an Acquisition Proposal (including, for the avoidance of doubt, any revision to the proposed consideration to be paid per Company Common Share or other material financial terms contained therein), the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.04(d) with respect to such new written notice (and the “Notice Period” in respect of such new written notice will be two (2) Business Days).

(e) Obligation to Terminate Discussions. Subject to the remainder of this Section 6.04, the Company (i) shall, and shall cause any of its Subsidiaries (and instruct its and their respective Representatives) to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal, and (ii) shall promptly request that all copies of all confidential information that the Company, any of its Subsidiaries or any of its or their respective Representatives have distributed or made available to any such Third Party in connection with their consideration of any Acquisition Proposal in the year prior to the date hereof (and all analyses and other materials prepared by or on behalf of such Third Party that contains, reflects or analyzes that information) be promptly destroyed or returned, and cause any physical or virtual data room to no longer be accessible to or by any such Third Party.

(f) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Superior Proposal” means a written Acquisition Proposal that the Special Committee believes in good faith is bona fide (but substituting “80%” for all references to “20%” in the definition of such term) on terms that the Board of Directors (acting solely in accordance with the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the availability of committed financing), regulatory, timing and other aspects (including certainty of closing) of such Acquisition Proposal and the Person or group making the proposal but excluding whether Parent and any of its Affiliates (including any Members) that are shareholders of the Company would vote in favor of, tender into or otherwise support such Acquisition Proposal and (ii) would result in a transaction that, if consummated, is more favorable from a financial point of view to the Unaffiliated Shareholders than the Merger, (taking into account all factors determined by the Board of Directors to be relevant with respect to such determination, including any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination); provided, further, that no offer or proposal shall be deemed to be a “Superior Proposal” if such offer or proposal treats the Specified Shareholders less favorably than the other Company shareholders in terms of consideration and payment terms.

(ii) “Intervening Event” means any Effect that is material to the Company and its Subsidiaries, taken as a whole, and that was not known or reasonably foreseeable, or, if known, the material consequences of which were not known or reasonably foreseeable, to the Special Committee, or, solely in the case of an Adverse Recommendation Change by the Board of Directors, the Board of Directors, as of the date of this Agreement and does not relate to an Acquisition Proposal or a Superior Proposal, and which Effect becomes known to or by the Special Committee, or, solely in the case of an Adverse Recommendation Change by the Board of Directors, the Board of Directors, prior to receipt of the Company Shareholder Approval; provided that in no event shall any action taken by the parties pursuant to the affirmative covenants set forth in Section 8.01, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been, an Intervening Event.

Section 6.05 Stock Exchange Delisting. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take all actions reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE to enable the delisting of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06 Special Committee. Prior to the earlier of the termination of this Agreement in accordance with ARTICLE 10 and the Effective Time, without the prior written consent of the Special Committee, (a) the Board of Directors shall not eliminate, dissolve or otherwise dismantle the Special Committee, or revoke or diminish the authority of the Special Committee, increase the size of the Special Committee, or remove or cause the removal of any member of the Special Committee either as a director or as a member of the Special Committee and (b) neither Parent, Merger Sub nor their respective Affiliates (including, for the avoidance of doubt, the Specified Shareholders) shall remove or cause the removal of any director of the Board of Directors that is a member of the Special Committee either as a member of the Board of Directors or the Special Committee.

Section 6.07 Dividends on Common Shares. Notwithstanding anything in this Agreement to the contrary, the Company may declare and pay, as applicable, its regularly quarterly dividend to holders of Company Common Shares in respect of each of the fiscal quarters ending on or after September 30, 2022 and commencing on or prior to the Effective Time (with the last such dividend being referred to as the “Final Quarterly Dividend”), consistent with past practice (and each of which dividends shall not exceed $0.125 per Company Common Share), subject to the MIBCA; provided, that in the event the Closing occurs prior to the declaration and payment of the Final Quarterly Dividend, the Board of Directors shall accelerate the record and payment date of the Final Quarterly Dividend such that the record date shall occur, and the holders of Company Common Shares shall receive, the pro rata portion of the Final Quarterly Dividend calculated by multiplying the amount of such Final Quarterly Dividend by a fraction, the numerator of which is the number of days between the beginning of the applicable quarter and the record date, and the denominator of which is 90 days, at or prior to the Closing, subject to the MIBCA.

Section 6.08 Certain Consents and Refinancings. Promptly following the date hereof, the Company shall use its commercially reasonable efforts to do one or a combination of the following in respect of each indebtedness facility specified on Section 9.02(e) of the Company Disclosure Schedule: (a) obtain consent, clearance, authorization, approval, or waiver in form and substance reasonably acceptable to the Company and to Parent, or (b) repay, redeem, or otherwise retire such indebtedness facility by (i) entering into Permitted Replacement Indebtedness Facilities and/or (ii) using up to an aggregate of $100,000,000 of cash on hand of the Company and its Subsidiaries and/or proceeds of existing revolving indebtedness of the Company and its Subsidiaries; provided that any use of cash or proceeds of existing revolving indebtedness described in this clause (b)(ii) shall not be permitted without the prior consent of Parent, which consent shall not be unreasonably withheld by Parent, acting in the good faith, and which request for consent shall be accompanied by 12-month liquidity forecasts reflecting the use of such cash or indebtedness (and a scenario in which such cash or indebtedness is not so used). In connection with clause (a) or (b)(i) of the prior sentence, the Company and its Subsidiaries may not (i) pay consent, arranging, upfront, underwriting, financing or similar fees (collectively, “Consent Fees”) and/or (ii) agree to pay any Yield Enhancement, including in each case of clauses (i) and (ii) fees and expenses of third-party advisors, including outside attorneys’ fees and expenses, in amounts exceeding, in the aggregate, the amount set forth on Section 9.02(e) of the Company Disclosure Schedule. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be restricted from repaying any existing indebtedness when due at maturity.

Section 6.09 Board Matters. Effective upon or prior to the Effective Time, the Board of Directors shall take all action necessary to cause the composition of the boards of directors of the Surviving Corporation, Seaspan Corporation, Apple Bidco Limited, and their respective Subsidiaries, as applicable to comply with all Applicable Laws and that the board of Directors of the Surviving Corporation at the Effective Time shall satisfy the “continuing directors” requirement of the Baby Bonds and that at least one of the directors of the Surviving Corporation shall be a person who is “independent” within the meaning of Rule 10A-3 of the 1934 Act.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01 Obligations of Merger Sub and the Surviving Corporation. Parent shall take all action necessary to cause Merger Sub and, after the Closing, the Surviving Corporation to perform their respective obligations under this Agreement.

Section 7.02 Director and Officer Liability.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors, officers, employees, fiduciaries and agents of the Company and its Subsidiaries and any individuals serving in such capacity at or with respect to other Persons at the Company’s or its Subsidiaries request (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Person’s having served in such capacity prior to the Effective Time to the fullest extent permitted by the MIBCA or any other Applicable Law or provided under the Company’s articles of incorporation and bylaws in effect on the date hereof. If any Indemnified Person is made party to any Legal Action arising out of or relating to matters that would, assuming any applicable standards of conduct were satisfied, be indemnifiable pursuant to the immediately preceding sentence, Parent shall, and shall cause the Company to, advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such Legal Action; provided that the Indemnified Person to whom expenses are advanced provides a customary undertaking to repay such advances if it is ultimately determined in a final judicial determination that such Person was not entitled to be so indemnified.

(b) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under (i) any indemnification agreement with any Indemnified Person set forth on Section 7.02(b) of the Company Disclosure Schedule and (ii) their respective organizational documents (or in such documents of any successor to the business of the Surviving Corporation), and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(c) For six (6) years after the Effective Time, Parent shall cause to be maintained, and the Surviving Corporation shall maintain in effect, provisions in the Surviving Corporation’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(d) Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that the annual premium for such D&O Insurance shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company to maintain its existing directors’ and officers’ and fiduciary liability insurance policies; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Company shall, or Parent shall cause the Surviving Corporation to, obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or consummates any division transaction, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f) The rights of each Indemnified Person under this Section 7.02 shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, or under the MIBCA or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. This Section 7.02 shall survive consummation of the Merger and is intended to benefit, and shall be enforceable by, each Indemnified Person and their respective heirs and representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

Section 7.03 Employee Matters.

(a) As of the Effective Time, each Company Employee as of immediately prior to the Effective Time who thereafter continues to provide services to Parent, Surviving Corporation or any of their respective Subsidiaries immediately after the Effective Time (each, a “Continuing Employee”) shall receive from Parent or the Surviving Corporation or any of its respective Subsidiaries an initial annual base salary or base wage rate, as applicable, that is no less favorable than the annual base salary or base wage rate provided to such Continuing

Employee as of immediately prior to the Effective Time. Parent is committed to attracting and retaining a highly qualified employee base. It is Parent’s intent to maintain competitive compensation and benefits at levels consistent with the current practices of the Company and its Subsidiaries to enable them to continue to attract and retain qualified employees; provided, however that, following the Effective Time, Company Stock Plans would no longer provide for the issuance of Company Common Shares, and in lieu thereof cash payments would be substituted.

(b) As of the Effective Time, with respect to any benefit or compensation plan, program, agreement or arrangement in which a Continuing Employee participates that may be established or maintained by Parent or the Surviving Corporation or any of its Subsidiaries on or within the one-year period following the Effective Time (the “New Plans”), Parent shall, or shall cause the Surviving Corporation and any of its respective Subsidiaries to, (i) waive all limitations as to any pre-existing condition, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health in its applicable group health plans with respect to participation and coverage requirements applicable to each Continuing Employee under any group health plans that such employees may become eligible to participate in after the Effective Time (to the extent that such conditions and waiting periods would not have applied to such employees under the comparable Company Plans in effect at the Effective Time) during the plan year which includes the Effective Time and (ii) credit each Continuing Employee for the dollar amount of any copayments, deductibles, or similar payments made under any group health plan of the Company or any of its Subsidiaries during the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, or similar requirements under any New Plan in which such employees become eligible to participate in after the Effective Time. In addition, as of the Effective Time, Parent shall, or shall cause the Surviving Corporation and any applicable Subsidiary to, give Continuing Employees full credit for purposes of eligibility, vesting, and determination of level of severance and vacation benefits under any New Plans (other than any defined benefit pension arrangements, nonqualified or deferred compensation arrangements, retiree health plans or programs or any equity compensation plans or arrangements) maintained by Parent, Merger Sub or an applicable Subsidiary that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any of its Subsidiaries during the plan year which includes the Effective Time, to the same extent that such service was credited for the same purposes under any comparable Company Plan immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.03 shall be construed to require crediting of service that would result in a duplication of benefits for the same period.

(c) Notwithstanding anything provided in this Section 7.03, each employee of the Company or any of its Subsidiaries who, as of immediately prior to the Effective Time, is covered by a Collective Bargaining Agreement shall be provided with compensation, benefits and terms and conditions of employment consistent with the terms of the applicable Collective Bargaining Agreement in effect.

(d) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or Continuing Employee, and shall cause the Surviving Corporation and each of its Subsidiaries not to take any such action after such ninety (90)-day period without complying with all provisions of the WARN Act.

(e) The provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no current or former Company Service Provider (including any Company Service Provider who becomes party to this Agreement or any Transaction Document after the date hereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall: (i) be deemed to establish, amend or modify any Company Plan or any other benefit or compensation plan, program, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates; (ii) prohibit Parent, Merger Sub, the Company or any of their respective Affiliates from terminating the employment of any Continuing Employee or other Person following the Closing Date; (iii) prohibit or limit the ability of Parent, Merger Sub, or any of their respective Affiliates (including the Company and its Subsidiaries following the Effective Time) to amend, modify, or terminate any benefit or compensation plan, program, policy, agreement or arrangement at any time assumed, established, sponsored, or maintained by any of them, or (iv) be deemed to confer upon any current or former Company Service Provider or any other Person any particular term or condition of employment or engagement.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01 Regulatory Undertakings.

(a) The Company and Parent (it being understood that references to Parent in this Section 8.01 shall include Merger Sub) shall cooperate and use commercially reasonable efforts to take, or cause to be taken (including by causing their Affiliates to take), subject to Section 8.01(b) and Section 8.01(c), all actions, and do, or cause to be done, all things, necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including the Merger, as promptly as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information and applications and (ii) obtaining all approvals, consents, clearances, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, it being understood that the obtaining or requesting of any approvals, consents, clearances, registrations, permits, authorizations or other confirmations from, or the provision of notice with respect to the transactions contemplated by this Agreement to, any Governmental Authority or Third Party not set forth on either of Schedule 9.01(c) or Schedule 9.03(c) shall not be a condition to Closing.

(b) Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) the Company shall not and shall cause its Subsidiaries and Affiliates not to, without Parent’s prior written consent, and (ii) nothing in this Section 8.01 or otherwise in the Agreement shall require Parent or its Affiliates or direct or indirect equityholders to, in each case offer, propose, negotiate, accept, effect, commit to or agree to (A) sell, transfer, divest, license or otherwise dispose of or hold separate any part of its or their businesses, operations, properties, products, product lines, services, rights or assets, (B) terminate, create, modify or amend any relationships, contractual rights, obligations, ventures or other arrangements, (C) agree to or implement any changes to, restrictions on or other impairment of the management, conduct of business, operation or ownership of businesses, operations, properties, products, product lines, services, rights, interests or assets or (D) any other remedy, condition or commitment of any kind, in each case, other than, if reasonably possible, based on Parent’s good faith judgment, to finalize with the applicable Governmental Authority prior to the End Date (including any automatic or mutually agreed extension thereof), (x) any commercially reasonable requirement to restrict certain information with respect to the business of the Company and its Subsidiaries from a Member or its Affiliates or Representatives or (y) any such measures with respect to the Company and its Subsidiaries that would, individually and in the aggregate, reasonably be expected to be immaterial to the business, assets, liabilities, condition (financial or otherwise) and results of operations of the Company and its Subsidiaries, taken as a whole; provided that the remedies, conditions and commitments described in the preceding clauses (x) and (y) shall not be required (or permitted by the Company or its Subsidiaries or Affiliates) to be offered, proposed, negotiated, accepted, effected, committed to or agreed to with any applicable Governmental Authority prior to the parties’ receipt of a remediation proposal from such Governmental Authority or notification that such Governmental Authority intends to conduct any in-depth investigation, including any U.S. Second Request, and shall not be permitted to be taken unless they are conditioned upon the Closing and effective only upon or after the Effective Time.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company, as applicable, shall (and Parent shall cause its Affiliates to) (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) Business Days after the date hereof and (ii) make or cause to be made the other registrations, declarations, notices, or filings pursuant to the Competition Laws and Foreign Investment Laws set forth on Schedule 9.01(c) as promptly as practicable after the date hereof.

(d) Each party shall (and shall cause its Affiliates to): (i) promptly notify the other parties of any substantive communication to that party from any Governmental Authority and, subject to Applicable Law, permit the other parties to review and discuss, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority, in advance of any proposed written communication to any Governmental Authority; (ii) not agree to, or participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any Competition Law and/or

Foreign Investment Law matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; (iii) furnish the other parties with copies of all substantive correspondence, filings, and communications (and for any substantive oral communications, memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Authority or members or their respective staffs on the other hand, with respect to any Competition Law and/or Foreign Investment Law matters in connection with this Agreement and (iv) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to filings, investigations, inquiries or proceedings under any Competition Law and/or Foreign Investment Law. Any party hereto may, as it deems necessary, reasonably designate any competitively sensitive material provided to the other parties hereto under this Section 8.01 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Notwithstanding the undertakings of cooperation set forth in this Section 8.01, in the event of any good faith disagreement between Parent and the Company with respect to whether to offer or agree to any remedies, conditions or commitments described in Section 8.01(b)(x) or Section 8.01(b)(y), after considering in good faith the views of the Company, Parent shall be entitled to make the final determination with respect to such matters and lead communications with respect thereto, in each case, so long as Parent is otherwise acting in accordance with the terms of Section 8.01.

Section 8.02 Certain Filings. As promptly as reasonably practicable after the date of this Agreement, the Company shall (a) jointly with Parent, prepare and file the Schedule 13E-3 with the SEC, which shall include the Proxy Statement therein and (b) in consultation with Parent, set a record date for the Company Shareholder Meeting. Each of the Company and Parent shall use reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after the filing thereof. Each of the parties shall (i) obtain and furnish to the other parties the information required to be included in the Schedule 13E-3 (including in the Proxy Statement), (ii) promptly notify the other parties of the receipt of any comments from the SEC or its staff with respect thereto, (iii) respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Schedule 13E-3 (including the Proxy Statement), (iv) give the other parties and their respective counsel a reasonable opportunity to review and comment on the Schedule 13E-3 (including the Proxy Statement, and any supplement or amendment thereto) each time before it is filed with the SEC (v) give reasonable and good-faith consideration to any comments thereon made by the other parties and their respective counsel, and (vi) cause the Proxy Statement in definitive form and the Schedule 13E-3 to be mailed to the Company’s shareholders at the earliest reasonably practicable date after the earliest of (x) confirmation from the SEC that it has no further comments on the Schedule 13E-3 (including the Proxy Statement) and (y) confirmation from the SEC that the Schedule 13E-3 (including the Proxy Statement) is not to be reviewed. The Company and Parent shall cooperate with one another (1) in connection with the preparation of the Proxy Statement and the Schedule 13E-3, (2) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required in connection with the consummation of the transactions contemplated by this Agreement and (3) in taking such actions or making any such filings, and furnishing information required in connection therewith or with the Proxy Statement and the Schedule 13E-3. Each of the Company and Parent shall, upon written request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and Affiliates and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE in connection with the Proxy Statement and the Schedule 13E-3. If at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, is discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the Company shareholders.

Section 8.03 Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint press release mutually agreed to by the parties. Except in accordance with Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company shall consult with each other before issuing any other press release or announcement with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which no information of or regarding this Agreement and the transactions contemplated hereby are mentioned that has not previously been disclosed to the public in accordance with this Section 8.03) and shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation except to the extent required to do so by Applicable Law (including, for the avoidance of doubt, any filings with the SEC or as required by the rules of the NYSE); provided that, to the extent reasonably practicable and permitted by Applicable Law, such disclosing party will notify the other parties at least twenty four (24) hours before making any such disclosure and shall consider in good faith any comments made by the other parties to prevent or restrict disclosure, or on the content of the disclosure; provided, further, that no provision of this Agreement shall be deemed to restrict in any manner the Company’s ability to communicate with its or its Subsidiaries’ employees. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements contain substantially similar information as the disclosure included in the press release or public statement with respect to which the other party had been consulted. Notwithstanding the foregoing, nothing in this Agreement shall restrict the ability of Parent to communicate with its Affiliates or Parent or any of its Affiliates that are private equity funds or similar investment funds, or any manager or general partner of such fund, or Ocean Network Express, from making customary disclosures on a confidential basis to current equity holders, members and managers of Parent or its Affiliates, in each case, who are subject to customary confidentiality restrictions with respect to non-public information.

Section 8.04 Merger Sub Approval Without Meeting of Shareholders. Immediately following the execution of this Agreement, Parent, as sole shareholder of Merger Sub, shall duly adopt this Agreement by written consent in lieu of a meeting of shareholders in accordance with the MIBCA and shall promptly deliver evidence of such approval to Parent.

Section 8.05 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any other substantive written notice or other substantive written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (c) any Legal Action commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Affiliates or Parent or any of its Affiliates, as the case may be, that relate to or otherwise affect the consummation of the transactions contemplated by this Agreement; provided that such notice shall not be deemed in any way to qualify the representations and warranties of the parties set forth herein for purposes of ARTICLE 9; and provided, further, that a party’s good faith failure to comply with this Section 8.05 shall not provide any other party the right to terminate this Agreement or otherwise not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right(s).

Section 8.06 Litigation and Proceedings. Each of Parent and the Company shall notify the other promptly of the commencement of any shareholder or derivative Legal Action of which it has received written notice related to this Agreement, the Merger or the other transactions contemplated hereby. Subject to the immediately following sentence, each of the Company and Parent shall use reasonable best efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any Order that results from any shareholder or derivative Legal Action against the Company, Parent, Merger Sub, any of their Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or any of the other transactions contemplated hereby. The Company shall control the defense or settlement of any litigation or other Legal Action against the Company or any of its Affiliates or any of their respective directors or officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall (i) give Parent a reasonable opportunity to participate in such Legal Action, (ii) consult regularly with Parent in good faith and give Parent a reasonable opportunity to review and comment on filings and responses thereto, which the Company shall consider in good faith, and (iii) keep Parent apprised of, and consult with Parent with respect to, proposed strategy and any significant decisions related thereto; and provided, further, that the Company agrees that it shall not settle any such Legal Action without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing provisions of this Section 8.06, nothing herein shall require the Company to disclose any information pursuant to this Section 8.06 if the Company’s external counsel reasonably determines that such disclosure would (a) constitute a violation of any Applicable Law or (b) result in a waiver of attorney-client privilege, work product doctrine or similar privilege; provided that information may be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent to the extent that the Company’s external counsel determines that doing so is required for the purpose of complying with applicable Competition Laws.

Section 8.07 Takeover Statutes. None of the Company, the Company’s Subsidiaries, the Board of Directors or the Special Committee or Parent or Merger Sub shall take any action that would result in any Anti-Takeover Laws becoming applicable to the transactions contemplated by this Agreement, or the transactions contemplated hereby and, if any Anti-Takeover Law is or becomes applicable to the Merger, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 8.08 Further Assurances. If at any time after the Effective Time, Parent or the Company reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then Parent, Merger Sub, the Company and the Surviving Corporation and their respective officers and directors or managers shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to (i) vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or (ii) otherwise carry out the provisions of this Agreement. Nothing in this Section 8.08 shall in any way modify or expand the provisions of Section 8.01.

Section 8.09 Exchangeable Notes; Capped Calls.

(a) Within the time periods required by the terms of the Exchangeable Notes Indenture, the Company shall, and shall cause the Exchangeable Notes Issuer and other Company Subsidiaries to, take all actions required by, or reasonably requested by Parent pursuant to, the Exchangeable Notes Indenture and Applicable Law to be performed by the Company, the Exchangeable Notes Issuer or any other Company Subsidiary at or prior to the Effective Time as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, including the giving of any notices that may be required or reasonably requested by Parent and delivery to the trustees, holders or other applicable Persons, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Effective Time to such trustees, holders or other applicable Persons, in each case in connection with the execution and delivery of this Agreement, the transactions contemplated by this Agreement or as otherwise required by, or reasonably requested by Parent pursuant to, the Exchangeable Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Exchangeable Notes Indenture. Without limiting the generality of the foregoing, prior to the Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) prior to or at the Effective Time one or more supplemental indentures, officer’s certificates and opinions of counsel (to the extent required by the trustee pursuant to the Exchangeable Notes Indenture), in each case in form and substance reasonably acceptable to Parent, pursuant to the Exchangeable Notes Indenture and (ii) using its reasonable best efforts to cause each of the trustees under the Exchangeable Notes Indenture to execute at or prior to the Effective Time any such supplemental indentures.

(b) Prior to the Effective Time, the Company shall, and shall cause the Exchangeable Notes Issuer and other Company Subsidiaries to, (i) take all actions reasonably requested by Parent in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding or otherwise settling the Capped Call Confirmations, (ii) promptly advise Parent of any notices or other communications with the counterparties to the Exchangeable Note Hedge Obligations in respect of any settlement or termination thereof or adjustment thereto (including any adjustments arising out of an Announcement Event (as defined in the Capped Call Confirmations)), and (iii) cooperate with Parent with respect to its efforts to settle, terminate or amend the Exchangeable Note Hedge Obligations and the negotiation of any termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable; provided that the Company shall not, and shall cause the Exchangeable Notes Issuer and other Company Subsidiaries not to, (x) exercise any right that it may have to terminate, or cause the early settlement, exercise or cancellation of, the Exchangeable Note Hedge Obligations (other than any exercise or termination contemplated pursuant to Section 9(i)(i) of the applicable Capped Call Confirmations upon any exchange of the Exchangeable Notes prior to the Effective Time (a “Specified Exercise”)) (it being agreed that the Company shall notify Parent in writing as promptly as practicable prior to any such exercise or termination); or (y) agree to amend, modify or supplement the terms relating to, or agree to any amount due upon, the termination or settlement thereof, in each case of clauses (x) and (y), without the prior written consent of Parent.

Section 8.10 Certain Other Transactions.

(a) Prior to the Effective Time and subject to the satisfaction or waiver of all conditions to Closing, Parent shall cause its applicable Affiliates to exercise all of the FFH Warrants on a non-cashless basis, and the shares issuable as a result of such exercise shall be deemed to be Rollover Shares.

(b) If any Company Common Shares are at the Effective Time subject to any “holdback,” “escrow,” or similar mechanism pursuant to the APR Purchase Agreement (collectively, the “APR Holdback”), the parties shall, at and with effect as of the Effective Time, cause the APR Purchase Agreement to be amended in a manner that, notwithstanding anything therein to the contrary, will provide that any right of any Person to receive a Company Common Share upon termination of the APR Holdback shall be extinguished and replaced with the right to receive, following the termination of the APR Holdback after the Effective Time, $15.50 in cash per each such Company Common Share that would otherwise have been received by Person. The Company will take, and cause its applicable Subsidiary to take, required actions to amend the APR Purchase Agreement to implement the foregoing.

(c) Neither Parent nor any of its Affiliates shall amend, supplement or modify in any respect, at or prior to the Effective Time, the Joint Bidding Agreement, the Parent Governing Documents (including any forms thereof), or any other Contract, or enter into any new Contract, in a manner that would cause the representations in the last sentence of Section 5.08(a), or in any provision of Section 5.08(b), Section 5.08(c) or Section 5.08(d) to be untrue (without limiting the issuance of the APR Holdback shares in accordance with the terms of the APR Holdback Agreement). For the avoidance of doubt, any such amendments, supplements, modifications or new Contracts shall comply in all respects with the requirements set forth on Section 5.08(c) of the Parent Disclosure Schedule.

Section 8.11 Continued Listing of Preferred Stock. From and after the Effective Time, Parent shall cause the Company to continue to cause the Designated Company Preferred Shares (other than the Series J Preferred Shares) to be listed on the NYSE.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent legally permissible and permissible under this Agreement, mutual waiver of each of the following conditions:

(a) the Company Shareholder Approval shall have been obtained in accordance with the MIBCA;

(b) no Order or Applicable Law, whether temporary, preliminary or permanent, shall have been issued, entered, promulgated or enacted by any Governmental Authority of competent jurisdiction prohibiting, preventing, rendering illegal or enjoining the consummation of any of the transactions contemplated by this Agreement and shall remain in effect; and

(c) (i) all waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and any commitment to, or agreement (including any timing agreement) with, any Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated and (ii) all other approvals, consents, clearances and authorizations pursuant to the Competition Laws and Foreign Investment Laws set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained, deemed to be obtained, or confirmed in writing not to be required by the applicable Governmental Authority(ies).

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:

(a) the Company shall have performed, or complied with, in all material respects all of its covenants or agreements hereunder required to be performed, or complied with, by it at or prior to the Effective Time;

(b) (i) the representations and warranties of the Company contained in Section 4.01 (other than the second sentence of Section 4.01) (Corporate Existence and Power), Section 4.02(a) and Section 4.02(b) (Corporate Authorization), Section 4.04(a) (Non-Contravention); Section 4.05(b)(Capitalization), Section 4.06 (other than the first sentence of Section 4.06(b)) (Subsidiaries), Section 4.24 (Finders’ Fees) and Section 4.26 (Anti-Takeover Statutes) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time); (ii) the representations and warranties of the Company contained in the second sentence of Section 4.01 (Corporate Existence and Power), Section 4.05(a), Section 4.05(c) (Capitalization) and the first sentence of Section 4.06(b) (Subsidiaries) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of such times; (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such times; and (iv) each of the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing Date as if made as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c) since the date hereof, there shall not have occurred a Company Material Adverse Effect;

(d) Parent shall have received a certificate, dated as of the Closing Date, signed by an executive officer of the Company to the effect that the conditions set forth in the preceding clauses (a), (b) and (c) have been satisfied; and

(e) the consents, clearances, authorizations, approvals, waivers and filings set forth on Section 9.02(e) of the Company Disclosure Schedule shall have been duly obtained and remain in full force and effect, other than with respect to any indebtedness facilities listed on Section 9.02(e) of the Company Disclosure Schedule that the Company or its Subsidiaries have repaid, redeemed or retired in accordance with the terms of Section 6.08;

Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver of the following additional conditions:

(a) each of Parent and Merger Sub shall have performed, or complied with, in all material respects all of its covenants and agreements hereunder required to be performed, or complied with, by it at or prior to the Effective Time;

(b) (i) the representations and warranties of Parent and Merger Sub contained in Section 5.01 (Corporate Existence and Power), Section 5.02 (Corporate Authorization) and Section 5.07 (Finders’ Fees) and Section 5.08 (Ownership of Common Shares) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time); and (ii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of such times (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (ii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and

(c) the Company shall have received a certificate, dated as of the Closing Date, signed by an executive officer of Parent to the effect that the conditions set forth in the preceding clauses (a) and (b) have been satisfied.

Section 9.04 Frustration of Closing Conditions. The Company may not rely, either as a basis for not consummating the Merger or terminating this Agreement pursuant to ARTICLE 10, on the failure of any of the conditions set forth in ARTICLE 9 to be satisfied if such failure was primarily caused by the Company’s material violation or breach of any provision of this Agreement. Neither Parent nor Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement pursuant to ARTICLE 10, on the failure of any of the conditions set forth in ARTICLE 9 to be satisfied if such failure was primarily caused by either of such parties’ material violation or breach of any provision of this Agreement.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company shareholders):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before June 30, 2023 (or such other date as the Special Committee, on behalf of the Company, and Parent mutually agree in writing, the “End Date”); provided that (x) the right to terminate this Agreement under this Section 10.01(b)(i) shall not be available to a party (Parent and Merger Sub being considered one party for such purposes) if such failure of the Merger to be consummated by the End Date is primarily due to the material violation or breach of such party’s obligations under this Agreement, and (y) if all of the conditions set forth in ARTICLE 9 (other than those conditions that by their nature can only be satisfied at the Closing, but are capable of being satisfied at such time), other than any of the conditions set forth in Section 9.01(b), Section 9.01(c) or Section 9.02(e), are satisfied on, or have been waived prior to, the End Date, then the End Date shall automatically be extended by an additional sixty (60) days;

(ii) there shall be any Order or Applicable Law issued, entered, promulgated or enacted by a Governmental Authority of competent jurisdiction prohibiting, preventing, rendering illegal or enjoining the consummation of any of the transactions contemplated by this Agreement, including the Merger, and such Order or Applicable Law shall have become final and nonappealable; provided that, the right to terminate this Agreement under this Section 10.01(b)(ii) shall not be available to a party (Parent and Merger Sub being considered one party for such purposes) if the material violation or breach of such party’s obligations under this Agreement primarily resulted in such Order or Applicable Law; or

(iii) after the final adjournment or postponement of the Company Shareholder Meeting at which a vote of the Company shareholders has been taken in accordance with the Agreement, the Company Shareholder Approval has not been obtained;

(c) by Parent, if:

(i) prior to receipt of the Company Shareholder Approval, (A) an Adverse Recommendation Change shall have occurred or (B) the Company has breached its covenants, agreements or obligations set forth in Section 6.04 in any material respect (disregarding all qualifications as to “any material respect” contained in such section), which violation remains uncured for five (5) Business Days after written notice thereof is provided to the Company by Parent or Merger Sub, and such breach has led to or resulted in the Company’s receipt of an Acquisition Proposal; or

(ii) a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred (other than a breach of Section 6.04, as to which Section 10.01(c)(i)(B) will apply) that would cause the conditions set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, which violation, breach or failure to perform, to the extent curable, has not been cured by the earlier to occur of (A) the date that is thirty (30) days following receipt by the Company of a written notice from Parent or Merger Sub of such violation, breach or failure to perform and (B) the End Date; provided that, at the time at which Parent would otherwise exercise such termination right, neither Parent nor Merger Sub shall be in material violation or breach of its or their obligations under this Agreement; or

(d) by the Company, if:

(i) prior to receipt of the Company Shareholder Approval, to the extent permitted by and effected in accordance with Section 6.04, the Board of Directors (solely in accordance with the recommendation of the Special Committee) or the Special Committee authorizes, and the Company enters into, an Alternative Transaction Agreement concerning a Superior Proposal in compliance with the terms and conditions set forth herein concurrently with the termination of this Agreement; provided that immediately before or concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04;

(ii) a violation or breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied, which violation, breach or failure to perform, to the extent curable, has not been cured by the earlier to occur of (A) the date that is thirty (30) days following receipt by Parent or Merger Sub, as the case may be, of a written notice from the Company of such violation, breach or failure to perform and (B) the End Date; provided that, at the time at which the Company would otherwise exercise such termination right, the Company shall not be in material breach of its obligations under this Agreement; or

(iii) (A) all of the conditions set forth in Section 9.01 and Section 9.02 are satisfied or waived by the party(ies) entitled to waive such conditions (other than those conditions which by their terms or nature are to be satisfied at the Closing but which conditions are capable of being satisfied at the Closing and would be able to be satisfied if the Closing were to occur) as of the date the Closing should have occurred pursuant to Section 2.01, and Parent and Merger Sub have failed to consummate the transactions contemplated by the Agreement as of such date, (B) the Company has irrevocably confirmed in writing to Parent that all of the conditions to Closing set forth in Section 9.01 and Section 9.03 have been fully satisfied or are waived and that the Company is ready, willing and able to effect the Closing during the period described in clause (C), and (C) Parent and Merger Sub have failed to consummate the transactions contemplated by the Agreement within three (3) Business Days following such notice.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other parties; provided that any notice to be delivered pursuant to this ARTICLE 10 on behalf of the Company must be authorized by the Special Committee.

Section 10.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other parties hereto, whether in contract (whether pursuant to this Agreement or any other Transaction Agreement) or in tort or any other theory of liability whatsoever, provided that (i) the provisions of Section 4.28, Section 5.13, Section 6.03(b), Section 8.03, Section 10.01, this Section 10.02, and ARTICLE 11, to the extent the Termination Fee or any Expense Reimbursement is payable thereunder, will survive any such termination and are enforceable hereunder; and (ii) the Confidentiality Agreement, the Expense Reimbursement Agreement, solely to the extent any Expense Reimbursement is payable by Parent hereunder, and the Reverse Confidentiality Agreement will survive any such termination in accordance with their respective terms.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“e-mail”) transmission), so long as a receipt of such e-mail is requested and received (other than any automatically generated reply) and shall be given, if to Parent or Merger Sub, to:

Poseidon Acquisition Corp.

Attention: David L. Sokol

with a copy, which shall not constitute notice, to:

Honigman LLP

2290 First National Building

600 Woodward Avenue

Detroit, MI 48226

Attention: Tracy Larsen; Jeff Kuras; Barbara Kaye

and with a copy, which shall not constitute notice, to:

Ocean Network Express Pte. Ltd.

7 Straits View,

#16-01 Marina One East Tower,

Singapore 018936

Attention: Corporate Strategy & Sustainability

and with a copy, which shall not constitute notice, to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: David Kurzweil; Julian Azran

and with a copy, which shall not constitute notice, to:

Hamblin Watsa Investment Counsel Ltd.

95 Wellington Street West, Suite 802

Toronto, Ontario, Canada

M5J 2N7

Attention: General Counsel

and with a copy, which shall not constitute notice, to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, NY 10036

Attention: Michael Horwitz

and with a copy, which shall not constitute notice, to:

Washington Corporations

P.O. Box 16630

101 International Way

Missoula, MT 59808

Attention: Jerry Lemon

and with a copy, which shall not constitute notice, to:

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attention: Stephan Coonrod; Christopher H. Cunningham; Christopher J. Bellavia

if to the Company, to:

(1)	Atlas Corp.

c/o Seaspan Ship Management Ltd.

2600 - 200 Granville Street,

Vancouver, British Columbia,

Canada, V6C 1S4

Attention: Legal Department

with a copy, which shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

811 Main St Suite 3000

Houston, TX 77002

Attention: Hillary H. Holmes; Mark D. Director

and

(2)	Special Committee of the Atlas Corp. Board of Directors

23 Berkeley Square

London, United Kingdom

W1J 6HE

Attention: Nicholas Pitts-Tucker

with a copy, which shall not constitute notice, to:

Morris Nichols Arsht & Tunnell

1201 N Market St #1600

Wilmington, DE 19801

Attention: Eric S. Klinger-Wilensky

if to the Special Committee, to:

Special Committee of the Atlas Corp. Board of Directors

23 Berkeley Square

London, United Kingdom

W1J 6HE

Attention: Nicholas Pitts-Tucker

with a copy, which shall not constitute notice, to:

Morris Nichols Arsht & Tunnell

1201 N Market St #1600

Wilmington, DE 19801

Attention: Eric S. Klinger-Wilensky

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 6:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 No Survival. The representations and warranties contained herein (other than those contained in Section 4.28 and Section 5.13) and in any certificate or other writing delivered pursuant hereto shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this ARTICLE 11, which shall, in each case, survive in accordance with their respective terms or until completed, as the case may be.

Section 11.03 Amendments and Waivers; Exercise of Rights.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that in no event shall the condition set forth in Section 9.01(a) be waivable by any party; provided, further, that after the Company Shareholder Approval has been obtained, any amendment or waiver that would require the further approval of the Company shareholders under the MIBCA or in accordance with the rules and regulations of the NYSE shall be effective only upon obtaining such approval; provided, further, that no such amendment or waiver signed on behalf of the Company shall be effective unless first approved in writing by the Special Committee. Notwithstanding anything to the contrary contained herein, any determination with respect to the enforcement (or non-enforcement) of the Company’s rights hereunder shall be made by, and only by, the Special Committee. Any consent required by, or exercise of rights (including any termination rights) under, this Agreement by the Company or the Board of Directors, shall require the approval of, and only of, the Special Committee, and no Person that has entered into, or will enter into, a Rollover Agreement in connection with the transactions contemplated hereby shall be permitted to act on behalf of, or bind, the Company in any respect with respect to any of the transactions contemplated hereby.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Subject to Section 11.04(c), the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses; Termination Fee.

(a) General. Except as otherwise provided herein, all Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expense. In the event this Agreement is validly terminated (A) by the Company pursuant to Section 10.01(d)(ii) (Material Breach) or Section 10.01(d)(iii) (Breach of Obligation to Close When Required), Parent shall reimburse to the Company all of the Company’s Expenses in an aggregate amount not to exceed $17,000,000 in cash promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer in immediately available funds to one or more accounts designated by the Company, or (B) by Parent pursuant to Section 10.01(c)(i)(B) (Material Breach of No Shop) or 10.01(c)(ii) (Material Breach), the Company shall reimburse to Parent or its designee all of Parent’s Expenses in an aggregate amount not to exceed

$17,000,000 in cash promptly, but in any event within two (2) Business Days after the date of such termination, by wire transfer in immediately available funds to one or more accounts designated by Parent or its designee (the amounts described in the foregoing clauses (A) and (B), “Expense Reimbursement”); provided that, in the event the Company has paid or caused to be paid Parent’s Expenses, and a Termination Fee is thereafter payable pursuant to Section 11.04(b), the Termination Fee otherwise payable shall be reduced by the amount of such Parent Expenses which are actually reimbursed. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, financial advisors, experts and consultants to a party hereto and its Affiliates) actually incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, to the extent so incurred by such party, the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

(b) Termination Fees.

(i) If this Agreement is validly terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) or by Parent pursuant to Section 10.01(c)(i)(A) (Adverse Recommendation Change), then the Company shall pay or cause to be paid to Parent in immediately available funds the Termination Fee in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before or concurrently with, and as a condition to, such termination; provided, however, that notwithstanding anything to the contrary herein, no such Termination Fee need be paid until Parent delivers written notice to the Company identifying the account(s) to which the Termination Fee shall be paid.

(ii) If, prior to receipt of the Company Shareholder Approval, (A) this Agreement is validly terminated by Parent or the Company pursuant to (1) Section 10.01(b)(i) (End Date), (2) Section 10.01(b)(iii) (Company No Vote), (3) Section 10.01(c)(i)(B) (Material Breach of No-Shop) or (4) Section 10.01(c)(ii) (Material Breach), (B) after the date of this Agreement and prior to the date of such termination of this Agreement in accordance with ARTICLE 10, an Acquisition Proposal shall have been made to the Board of Directors or the Special Committee or publicly submitted, publicly proposed, publicly disclosed or otherwise publicly communicated prior to the date of termination (in the case of a termination pursuant to Section 10.01(b)(i) (End Date), Section 10.01(c)(i)(B) (Material Breach of No-Shop) or Section 10.01(c)(ii) (Material Breach)) or the date of the Company Shareholder Meeting (in the case of a termination pursuant to Section 10.01(b)(iii) (Company No Vote)) and (C) within twelve (12) months after the date of such termination, the Company or one or more of its Subsidiaries enters into a definitive agreement in respect of any Acquisition Proposal or any Acquisition Proposal is consummated (provided that for purposes of this Section 11.04(b)(ii), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay or cause to be paid to Parent in immediately available funds, concurrently with the earlier of the execution or consummation of such Acquisition Proposal, the Termination Fee (subject to the reduction of the Termination Fee by the amount of the Expense Reimbursement in accordance with Section 11.04(a)). In no event shall Parent be entitled to receive more than one payment of the Termination Fee (or more than one payment of the Expense Reimbursement, with any such payment being netted against the Termination Fee as contemplated by Section 11.04(a)) in connection with this Agreement.

(c) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of Parent, Merger Sub or the Company would have entered into this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, and that it is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, in the event that the Company fails to pay the Termination Fee, or either the Company or Parent (or its Affiliates on its behalf) fails to pay the Expense Reimbursement, when due, (i) if in order to obtain such payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or the Parent (or its Affiliates), as the case may be, for such fee or Expense

Reimbursement, as applicable, then the Company or Parent (or its Affiliates), as the case may be, shall pay to Parent or the Company, as the case may be, its Expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such suit, and (ii) interest shall accrue on such amount at the prime lending rate prevailing at such time, as published in The Wall Street Journal from the date such amounts were required to be paid pursuant to the terms of this Agreement until the date actually received by Parent or the Company, as the case may be, with the foregoing clauses (i) and (ii), collectively, in either of the case of Parent (or its Affiliates) or the Company, being subject to a cap of $3,000,000. Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 11.13, (i) Parent’s right to receive payment of the Termination Fee and the Expense Reimbursement shall constitute the sole and exclusive remedy of Parent, Merger Sub, the Specified Shareholders, or any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Parent Related Parties”) against the Company, the Company’s Subsidiaries and any of their respective, direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates, Representatives or assignees (collectively, the “Company Related Parties”) for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of the Company, the Company Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of (i) this Agreement or the transactions contemplated thereby, (ii) the failure of the Merger or the other transactions hereby to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, in each case, whether in contract or in tort or any other theory of liability whatsoever and (ii) the Company’s right to receive payment of the Expense Reimbursement pursuant to this Agreement or the Expense Reimbursement Agreement shall constitute the sole and exclusive remedy of the Company, the Company’s Subsidiaries and the Company Related Parties for all Losses suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, and upon payment of such amounts, none of Parent, Merger Sub, the Specified Stockholders or any other Parent Related Parties shall have any further liability or obligation relating to or arising out of (i) this Agreement or the transactions contemplated thereby, (ii) the failure of the Merger or the other transactions hereby to be consummated or (iii) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement or any of the other documents delivered herewith or executed in connection herewith or otherwise, in each case, whether in contract or in tort or any other theory of liability whatsoever.

Section 11.05 Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but (in the case of clause (b)), only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 11.06 Binding Effect; Benefit; Assignment. (a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except (i) as provided in Section 7.02, Section 10.02 or Section 11.14 and (ii) for the right of the Company to obtain equitable relief, for Parent’s or Merger Sub’s breach of this Agreement, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, and other than, from and after the Effective Time, the right of any holders of Company Common Shares, Company Options, Company RSUs and Company Phantom Shares to receive the Merger Consideration in respect thereof.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided, however, that Parent and Merger Sub may assign any or all of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder or prevent, delay or impair the transactions contemplated hereby. Any purported assignment, delegation or other transfer in contravention of this Section 11.06(b) shall be void.

Section 11.07 Governing Law. To the maximum extent permitted by Applicable Law, this Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law, except (i) to the extent that the law of the Republic of the Marshall Islands is mandatorily applicable to the Merger and (ii) all matters relating to the fiduciary duties of the Board of Directors is subject to the laws of the Republic of the Marshall Islands.

Section 11.08 Forum. Each party hereto agrees that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties, to the maximum extent permitted by Applicable Law, (a) irrevocably submits to the personal jurisdiction of any state or federal court sitting in the state of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding arising out of or relating to this Agreement (except as provided in Section 11.07(i) and Section 11.07(ii)), (b) agrees that all claims in respect of such suit, action or proceeding shall be brought, heard and determined exclusively in the Delaware Court of Chancery (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the state of Delaware), (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (e) expressly waives, and agrees not to plead or to make any claim that any such action or proceeding is subject (in whole or in part) to a jury trial, (f) agrees (1) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (2) that, to the fullest extent permitted by Applicable Law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (f)(1) or (2) above shall, to the fullest extent permitted by Applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware and (g) waives, to the fullest extent permitted by Applicable Law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party that has not as of the date hereof already duly appointed such an agent in Delaware does hereby appoint CT Corporation, (1209 Orange Street, Wilmington, DE, 19801), as such agent. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties further consents and agrees that, to the maximum extent permitted by Applicable Law, process in any suit, action or proceeding may be served on such party in accordance with the notice provisions of Section 11.01 of this Agreement.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11 Entire Agreement. This Agreement, the Equity Commitment Letters, the Rollover Agreement, the Voting and Support Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance; Extension of Time.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. Each party agrees not to assert that (i) a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason or (ii) a remedy of monetary damages would provide an adequate remedy for any such breach. The parties further agree that nothing contained in this Section 11.13 shall require any party to institute any Legal Action for (or limit any party’s right to institute any Legal Action for) specific performance under this Section 11.13 before exercising any termination right under ARTICLE 10, nor shall the commencement of any Legal Action pursuant to this Section 11.13 or anything contained in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of ARTICLE 10 or pursue any other remedies under this Agreement that may be available then or thereafter. Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any Legal Action (a) contesting a party’s right to terminate this Agreement or (b) to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such Legal Action is pending, plus fifteen (15) Business Days, or such longer time period established by the court presiding over such Legal Action, if any.

(b) Notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed that Parent has an obligation hereunder to cause the Equity Financing to be funded under the Equity Commitment Letters and the Rollover Agreements to be performed, including by exercising its rights under each Equity Commitment Letter and each Rollover Agreement, and such obligation of Parent will be subject to the requirements set forth below, and the right of the Company to specific performance in connection with enforcing such obligation of Parent and the Company’s third-party beneficiary rights under the Equity Commitment Letters and Rollover Agreements will be subject to the requirements that: (A) all of the conditions set forth in Section 9.01 and Section 9.02 are satisfied or waived by the party(ies) entitled to waive such conditions (other than those conditions which by their terms or nature are to be satisfied at the Closing but which conditions are capable of being satisfied at the Closing and would be able to be satisfied if the Closing were to occur) as of the date the Closing should have occurred pursuant to Section 2.01, (B) Parent and Merger Sub have failed to consummate the transactions contemplated by this Agreement as of such date, and (C) the Company has confirmed in writing to Parent that, if specific performance is granted, and the Equity Financing is funded and the Rollover Agreements are performed, the Company is ready, willing and able to effect the Closing. The election to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company, on the one hand, or Parent, on the other hand, from, in the alternative, seeking to terminate the Agreement and pursuing any other remedy available hereunder.

Section 11.14 Non-Recourse. All claims (whether in Contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the Transaction Documents or the negotiation, execution, performance or non-performance of this Agreement or the Transaction Documents (including any representation or warranty made in or in connection with this Agreement, the Transaction Documents or as an inducement to enter into this Agreement or the Transaction Documents) may be made by any party hereto or thereto or any express third party beneficiary of any relevant provision hereof or thereof only against the Persons that are expressly identified as parties hereto or thereto. No Person who is not a named party to this Agreement or the Transaction Documents, including any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or Representative of any named party to this Agreement that is not itself a named party to this Agreement or any of the Transaction Documents (“Non-Party Affiliates”) shall have any liability (whether in Contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement, the Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement, the Transaction Documents or their negotiation or execution; and each party hereto or thereto waives and releases, on behalf of itself and in the case of Company, Company Related Parties, and in the case of Parent, Parent Related Parties, all such liabilities, claims and obligations against any such Non-Party Affiliates; it being understood that the foregoing shall not restrict any claims that the Company may assert pursuant to the terms and conditions of the Confidentiality Agreement or the rights of the Company as an express third party beneficiary under the Equity Commitment Letter pursuant to the terms and conditions of the Equity Commitment Letter. Nothing in this Section 11.14, (a) precludes the parties or express third party beneficiaries from exercising any rights under this Agreement or any other Transaction Document to which they are specifically a party or an express third party beneficiary thereof or (b) limits the liability of any Non-Party Affiliates under this Agreement or any other Transaction Document to which they are specifically a party. This Section 11.14 is subject to, and does not alter the scope or application of, Section 11.13. The parties acknowledge and agree that the Non-Party Affiliates are intended third-party beneficiaries of this Section 11.14.

Section 11.15 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ATLAS CORP.

By:	/s/ Andrew E. Derksen
	Name:	Andrew E. Derksen
	Title:	General Counsel & Corporate Secretary

POSEIDON ACQUISITION CORP.

By:	/s/ David L. Sokol
	Name:	David L. Sokol
	Title:	Chairman

POSEIDON MERGER SUB, INC.

By:	/s/ David L. Sokol
	Name:	David L. Sokol
	Title:	Chairman

[Signature page to Merger Agreement]